Exhibit 10.7

EXECUTION

MEMBERSHIP INTEREST PURCHASE AND CONTRIBUTION AGREEMENT

dated as of March 29, 2025,

by and among

HOPE THERAPEUTICS, INC.,

HTX MANAGEMENT COMPANY LLC,

DURA MEDICAL, LLC,

and

STEPHEN DURAND, CRNA, APRN

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EXECUTION

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TABLE OF CONTENTS
(continued)

Page

	3.2.	Authorization	34
	3.3.	No Violation	34
	3.4.	Consents	34
	3.5.	Brokers and Finders	34
	3.6.	Solvency	34
	3.7.	Sufficiency of Funds	35
4.	INDEMNIFICATION		35
	4.1.	Survival	35
	4.2.	Indemnification by Buyer	36
	4.3.	Claims	37
	4.4.	Indemnification of Third-Party Claims	37
	4.5.	Calculation of Losses	38
	4.6.	Materiality Qualifications	38
	4.7.	Investigation	39
	4.8.	Tax Treatment of Indemnity Payments	39
	4.9.	Order and Manner of Payment	39
	4.10.	Exclusive Remedy	39
	4.11.	Limitations	40
	4.12.	Escrow Matters	40
5.	RESTRICTIVE COVENANTS		40
	5.1.	Non-Competition; Non-Solicitation; Non-Disparagement	40
	5.2.	Blue Pencil	41
	5.3.	Remedies	42
6.	COVENANTS		42
	6.1.	Further Assurances; Governmental Consents	42
	6.2.	Release	42
	6.3.	Confidentiality	43
	6.4.	Publicity	43
	6.5.	Tax Matters	44
	6.6.	Insurance Matters	46
7.	TERMINATION		46
	7.1.	Termination by Agreement	46
	7.2.	Termination Upon Notice	46
	7.3.	Effects of Termination	47

ii

TABLE OF CONTENTS
(continued)

Page

8.	MISCELLANEOUS		47
	8.1.	Expenses	47
	8.2.	Parties in Interest; No Third-Party Beneficiaries	47
	8.3.	Waiver	47
	8.4.	Assignment	47
	8.5.	Entire Agreement; Amendment; Severability	48
	8.6.	Notices	48
	8.7.	Section and Other Headings; Construction	48
	8.8.	Counterparts	48
	8.9.	Applicable Law; Submission to Jurisdiction; Waiver of Jury Trial; Specific Performance	48

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MEMBERSHIP INTEREST PURCHASE AND CONTRIBUTION AGREEMENT

This Membership Interest Purchase and Contribution Agreement (this “Agreement”), dated as of March 29, 2025 (the “Effective Date”), is entered into by and among (a) Hope Therapeutics, Inc., a Delaware corporation (“Parent”), (b) HTX Management Company LLC, a Delaware limited liability company (“Buyer” and, together with Parent, each, a “Buyer Party”, and together, the “Buyer Parties”), (c) Dura Medical LLC, a Florida limited liability company (“Company”), (d) Stephen Durand, CRNA, APRN, the sole member and manager of the Company (“Durand” and also referred to herein as “Seller”) and Durand and the Company, each, a “Seller Party” and together, the “Seller Parties”). Parent, Buyer, Company and Seller, and Durand may at times hereinafter be referred to individually as “Party” and collectively as “Parties.” For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings as set forth in Annex A.

WHEREAS, the Company operates two (2) healthcare clinics, (each a “Clinic” and together, the “Clinics”) licensed by the Florida Agency for Health Care Administration (“AHCA”), located at (i) 1575 Pine Ridge Rd., Ste 16, Naples, Florida (the “Naples Office”) and (ii) 6804 Porto Fino, Cir. #1, Fort Myers, Florida (the “Fort Myers Office” together with the Naples Office shall be referred to herein as the “Premises”);

WHEREAS, the Company is in the business of the provision of various medical services and procedures, including but not limited to psychiatric, ketamine assisted psychotherapy, therapy, TMS, and related ancillary services for a variety of conditions, including but not limited to, depression, anxiety, PTSD, OCD, eating disorders, and the related ancillary services thereof other services relating to the foregoing taking place at the Premises (as conducted on the Effective Date and Closing Date and as intended to be conducted after the Closing Date, the “Business”);

WHEREAS, the Seller is the sole legal and beneficial owner of [***]percent (*%) of the issued and outstanding membership interests of the Company (the “Membership Units”);

WHEREAS, Seller desires to contribute to Buyer, and Buyer desires to accept from Seller, the Membership Units having a value equal to the Rollover Equity Value (the “Contributed Interests”) in exchange for [***] Units of Buyer (the “Rollover Equity”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Membership Units except the Contributed Interests (the “Purchased Interests”), on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants of the Parties hereinafter set forth, the Parties hereto agree as follows:

1.    PURCHASE AND SALE

1.1.    Purchase and Sale; Contribution. At the Closing, upon and subject to the terms and conditions of this Agreement, (a) Seller shall contribute, assign, transfer, convey and deliver to Buyer, and Buyer shall acquire and accept from Seller, free and clear of all Liens, all right, title and interest in and to the Contributed Interests, having an aggregate value equal to the Rollover Equity, and in consideration of the Contributed Interests, Buyer shall issue the Rollover Equity to Seller, and (b) Seller shall sell, assign and transfer to Buyer, and Buyer shall purchase from Seller, free and clear of all Liens, the Purchased Interests, which shall constitute the remaining Membership Units of the Company but do not include the Contributed Interests (the Purchased Interests and Contributed Interests are collectively referred to herein as the “Acquired Interests”).

(a)    Subject to adjustment pursuant to in Section 1.2, the aggregate consideration payable for the Acquired Interests (as adjusted, the “Purchase Price”) shall consist of (x) an amount payable in cash equal to [***] (the “Cash Consideration”), (y) the issuance of the Rollover Equity by Buyer to Seller, which the Parties agree has a value of [***] (the “Rollover Equity Value”) and (z) contingent payments of up to [***] (the “Maximum Contingent Consideration Payment Amount”).

(b)   1Payments at Closing. At the Closing, in consideration of the Purchased Interests, Buyer shall pay or cause to be paid:

(i)    to Seller, by wire transfer of immediately available funds to an account specified in writing by Seller at least three (3) days prior to the Closing, an amount (the “Closing Date Payment”) equal to the Cash Consideration minus [***] (the “Indemnity Escrow Amount”), minus [***] (the “Adjustment Escrow Amount” and together with the Indemnity Escrow Amount, the “Escrow Amount”), minus the Estimated Closing Indebtedness, plus the Estimated Net Working Capital Adjustment, minus the Estimated Transaction Expenses, in accordance with the Flow of Funds Spreadsheet, minus the amount, if any, that is the difference between the Closing Cash and Baseline Cash in the event the Closing Cash is less than Baseline Cash, plus, the excess amount above the Baseline Cash, if any, that the Closing Cash exceeds the Baseline Cash, as more fully set forth in Section 1.2(a);

(ii)    to the holders thereof, in immediately available funds by wire transfer, the Estimated Closing Indebtedness set forth in Annex B, in accordance with the Flow of Funds Spreadsheet;

(iii)    to the Persons entitled thereto, in immediately available funds by wire transfer, the Estimated Transaction Expenses, in accordance with the Flow of Funds Spreadsheet; and

(iv)    to the Escrow Agent, in immediately available funds by wire transfer, the Escrow Amount, in accordance with the Flow of Funds Spreadsheet.

1.2.    Payments; Post-Closing Adjustments.

(a)    Determination of Closing Date Payment and Determination of Closing Cash Payment. At least three (3) business days prior to the Closing, the Company shall deliver to Buyer a certificate (the “Pre-Closing Certificate”), duly executed by the Company, setting forth the Company’s good faith calculation, of (i) the Closing Cash (the “Estimated Closing Cash”), (ii) the Closing Indebtedness and Indebtedness-Like Items (the “Estimated Closing Indebtedness”), together with related payoff letters in form and substance reasonably acceptable to Buyer indicating the amount required to discharge, upon receipt of payments specified in the applicable payoff letter, any Lien securing the Closing Indebtedness, (iii) the Net Working Capital Adjustment as of the Closing Date (the “Estimated Net Working Capital Adjustment”), (iv) the Transaction Expenses (the “Estimated Transaction Expenses”), together with invoices or other documents in form and substance reasonably requested by Buyer evidencing the amount of the Transaction Expenses, and (v) based on such calculations and estimates, the Closing Date Payment in accordance with Section 1.1(c), along with a copy of the estimated balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”), upon which such calculations were based; provided that, the Parties agree that the Estimated Closing Cash shall not be paid as part of the Closing Date Payment and shall not be a variable in determining the post-closing adjustment of the Closing Date Payment as determined in accordance with Section 1.1(c).  The Buyer will immediately review the Company’s Estimated Closing Cash calculation delivered pursuant to this Section 1.2(a), and thereafter, the Company and Buyer shall use reasonably commercial efforts to determine the Closing Cash, within a period of [●] days after the Closing.  The date which the Closing Cash is determined and agreed to by Company and Buyer shall be referred to herein as the “Closing Cash Determination Date.” The actual amount determined and mutually agreed to by the Parties to be the expected Closing Cash of the Company shall be equal to [***], which for purposes of this Section, shall be referred to as the “Baseline Cash.” If the actual Closing Cash exceeds the Baseline Cash, the difference between the actual Closing Cash and the Baseline Cash shall be paid to Seller at Closing, or promptly thereafter, but no later than three (3) days after the Closing. If the Closing Cash is less than the Baseline Cash, the difference between the actual Closing Cash and the Baseline Cash shall reduce the Cash Consideration on a dollar-for - dollar basis, payable at Closing. Commencing as of the Closing Cash Determination Date, Buyer shall track and calculate the actual Cash of the Company on the balance sheet (the “Fiscal Quarter Cash”) during each fiscal quarter period which period shall conclude on the last day of such fiscal quarter measuring period (each such period a “Fiscal Quarter Measuring Period”). Within ten (10) days after the expiration of each Fiscal Quarter Measuring Period, the Buyer shall determine the Fiscal Quarter Cash.  To the extent the Fiscal Quarter Cash in a Fiscal Quarter Measuring Period is greater than the Baseline Cash, Buyer will (or Buyer will cause Company to) remit to Seller the difference between the Fiscal Quarter Cash and the Baseline Cash, until such time the full amount of the Baseline Cash due to Seller is paid to Seller.  The Buyer and Company reserve the right to prepay any and all unpaid amounts of the Baseline Cash due to Seller, at any time, without notice to, or approval from Seller, of pre-payment, upon a determination in Buyer’s or Company’s sole and absolute discretion. For the avoidance of doubt, in the event that Fiscal Quarter Cash is less than the Baseline Cash upon expiration of any Fiscal Quarter Measuring Period, the Company shall not be obligated to remit, or cause to be remitted, any payment in accordance with this Section 1.2(a).  The Fiscal Quarter reconciliation process set forth herein shall be referred to as the “Fiscal Quarter Post-Closing Reconciliation.”

(b)    Methodologies. The Closing Balance Sheet and each of the components that constitute the Pre-Closing Certificate (except the Estimated Net Working Capital Adjustment) shall each be calculated in accordance with the accounting principles set forth in Annex C (the “Accounting Principles”). The computation of the Estimated Net Working Capital Adjustment set forth in the Pre-Closing Certificate shall be prepared in accordance with GAAP.

(c)    Post-Closing Adjustments of Closing Date Payment. No later than one-hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement prepared by Buyer in good faith and in accordance with GAAP (the “Closing Statement”), setting forth Buyer’s calculation of (i) Reserved (ii) the Closing Indebtedness, (iii) the Net Working Capital Adjustment, and (iv) the Transaction Expenses, along with a copy of the balance sheet of the Company as of the Closing Date upon which such calculations were based, together with a certificate of an officer of Buyer certifying that the Closing Statement was prepared in good faith and in accordance with GAAP and consistent with the terms and conditions of this Agreement. Unless Seller delivers to Buyer in writing, within thirty (30) days after Seller’s receipt of the Closing Statement (determined in accordance with Section 8.6) (such thirty (30) day period, the “Objection Period”), a statement reasonably describing Seller’s objections to Buyer’s computations set forth in the Closing Statement (a “Notice of Objection”), the Closing Statement and such computations shall become final and binding on the Parties hereto for the purposes of this Section 1.2(c). Following the delivery of the Closing Statement and for purposes of Seller’s review of the Closing Statement and preparation of any Notice of Objection, Buyer shall, to the extent reasonably necessary to review the Closing Statement, (A) permit the Seller and its representatives to review the working papers of Buyer and Buyer’s accountants relating to the Closing Statement and (B) at Seller’s request, reasonable access to the books and records of the Company to support the review and inspection of the determination of the calculation of the Closing Statement, as reasonably determined by the Company. The Seller and Buyer acknowledge that the sole purpose of the determination of the Closing Indebtedness, the Net Working Capital Adjustment, and the Transaction Expenses is to adjust the Closing Date Payment so as to reflect the difference between the Estimated Closing Indebtedness, the Estimated Net Working Capital Adjustment, and the Estimated Transaction Expenses on one hand, and the Closing Indebtedness, the Net Working Capital Adjustment, and the Transaction Expenses on the other hand, pursuant to Section 1.2(e) in accordance with the applicable terms and provisions of this Agreement. If Seller provides the Notice of Objection to Buyer within the Objection Period, then the Parties hereto shall resolve such disputes in accordance with Section 1.2(d).

(d)  Disputes.

(i)    In the event that Seller provides the Notice of Objection to Buyer within the Objection Period, then the Parties hereto shall resolve any related disputes as follows: Buyer and Seller shall, during the thirty (30) day period following Buyer’s receipt of the Notice of Objection (the “Resolution Period”), attempt in good faith to resolve Seller’s objections. During the Resolution Period, Buyer and its representatives shall, to the extent reasonably necessary to review the Notice of Objection, be permitted to review the working papers of Seller and its accountants relating to the Notice of Objection and the basis therefor. If Buyer and Seller are unable to resolve all such objections within the Resolution Period, the matters remaining in dispute shall be submitted to a nationally recognized, independent accounting firm mutually agreed upon by Buyer and Seller (the “Independent Expert”). If Buyer and Seller are unable to agree on a mutually acceptable Independent Expert, then they each shall select a nationally recognized, independent accounting firm, and such firms shall mutually select a nationally recognized, independent accounting firm to serve as the Independent Expert.  The Independent Expert shall resolve only those matters set forth in the Notice of Objection remaining in dispute and shall not otherwise investigate any matter independently. Buyer and the Seller each agree to furnish to the Independent Expert access to such Persons and such information, books and records as may be reasonably required by the Independent Expert to make its final determination. Buyer and Seller shall also instruct the Independent Expert to render its written decision as promptly as practicable but in no event later than thirty (30) days from the date that information related to the unresolved objections was presented to the Independent Expert. With respect to each disputed line item, such decision, if not in accordance with the position of either Buyer or Seller, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Buyer in the Closing Statement or Seller in the Notice of Objection with respect to such disputed line item. Absent fraud or manifest error, the resolution of disputed items by the Independent Expert shall be final and binding on the Parties hereto for the purposes of Section 1.2, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. All communications between a Party and the Independent Expert shall be in writing and shall be transmitted to the other Party and neither Buyer nor Seller shall have ex parte communications with the Independent Expert.

(ii)    The fees, costs and expenses of the Independent Expert shall be allocated to and borne by Buyer and Seller based on the inverse of the percentage that the Independent Expert’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Expert. For example, should the items in dispute total in amount to $1,000 and the Independent Expert awards $600 in favor of the Seller’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of such costs would be borne by the Seller.

(e)    Adjustment Amount. The Closing Date Payment shall be (i) Reserved(ii) decreased by the amount by which the Closing Indebtedness exceeds the Estimated Closing Indebtedness or increased by the amount by which the Estimated Closing Indebtedness exceeds the Closing Indebtedness, (iii) increased by the amount by which the Net Working Capital Adjustment exceeds the Estimated Net Working Capital Adjustment or decreased by the amount by which the Estimated Net Working Capital Adjustment exceeds the Net Working Capital Adjustment and (iv) decreased by the amount by which the Transaction Expenses exceed the Estimated Transaction Expenses or increased by the amount by which the Estimated Transaction Expenses exceed the Transaction Expenses (the aggregate amount of such increases or decreases, the “Adjustment Amount”).

(f)    Payment of Adjustment Amount. Within three (3) business days after the Adjustment Amount has been finally determined in accordance with Sections 1.2(c), 1.2(d) and 1.2(e), (i) if the Adjustment Amount reflects an increase to the Closing Date Payment, Buyer shall pay to Seller the Adjustment Amount and Buyer and Seller shall execute a joint written instruction directing the Escrow Agent to release the Adjustment Escrow Amount to Seller, and (ii) if the Adjustment Amount reflects a decrease to the Closing Date Payment, Buyer and Seller shall execute a joint written instruction directing the Escrow Agent to release (x) the Adjustment Amount to Buyer and (y) the remainder of the Adjustment Escrow Amount, if any, to Seller. In the event that the Adjustment Escrow Amount is insufficient to satisfy the Adjustment Amount, any amount owing to Buyer in excess of the Adjustment Escrow Amount may be recovered by Buyer from the Indemnity Escrow Amount, and, within five (5) business days after the Escrow Agent disburses any such portion of the Indemnity Escrow Amount to Buyer, Seller shall pay to the Escrow Agent an amount equal to the Indemnity Escrow Amount released to Buyer pursuant to this Section 1.2(f). Any payment pursuant to this Section 1.2(f) shall be made by wire transfer of immediately available funds and shall be treated as an adjustment to the Purchase Price for applicable Tax purposes, unless otherwise required by applicable Law.

1.3.    Contingent Consideration Payment.

(a)   Contingent Consideration Payment.

(i)    Provided the Company meets certain thresholds and conditions described in Section 1.3(a)(ii), Seller shall be entitled to receive, and Buyer shall pay to Seller, payments, if any, as identified below as the “First Year Contingent Consideration Payment,” the “Second Year Contingent Consideration Payment,” and the “Third Contingent Consideration Payment”) in accordance with Section 1.3(a)(ii) (collectively, the “Contingent Consideration Payment”), following the determination of the Final Contingent Consideration EBITDA in each Contingent Consideration Measuring Period.

(ii)    Subject to payment per Section 1.3(e):

(1)   First Year Contingent Consideration Payment.

(a)    If the First Year Final Contingency Consideration EBITDA is equal to, or less than, the First Year Contingent Consideration EBITDA Baseline, then Seller shall receive no First Year Contingency Consideration Payment.

(b)    If the First Year Final Contingency Consideration EBITDA is equal to, or greater than, the First Year Contingency Consideration EBITDA Target and Seller has remained in full-time employment with Company during the twelve (12) month period after the Closing, and is in good standing with Company on the date the Contingent Consideration Payment hereunder, if applicable, is to be paid, and there is no outstanding notice of termination for Cause by Buyer or Company, or resignation without Good Reason by Seller (as such terms are defined in Seller’s Director Employment Agreement between Seller and Buyer), then Buyer shall pay to the Seller the First Year Maximum Contingency Consideration Payment (subject to Section 1.3(a)(ii)(d)-(e), payable pursuant to the terms of Section 1.3(e).

(c)    If the First Year Final Contingency Consideration EBITDA is greater than the First Year Contingent Consideration EBITDA Baseline, but less than the First Year Contingency Consideration EBITDA Target, and Seller has remained in full-time employment with Company during the twelve (12) month period after the Closing, and is in good standing with Company on the date the Contingent Consideration Payment hereunder, if applicable, is to be paid and there is no outstanding notice of termination whether for Cause by Buyer or Company, or resignation without Good Reason by Seller (as such terms are defined in Seller’s Director Employment Agreement between Seller and Buyer), then Buyer shall pay to the Seller an amount equal to the: [***] (subject to Section 1.3(a)(ii)(d)-(e), and further subject to a maximum of the First Year Maximum Contingency Consideration Payment and a minimum of zero, payable pursuant the terms of Section 1.3(b) - (e).

(d)    If at any time during any Contingent Consideration Measuring Period, including the First Year Contingent Consideration Measuring Period, the Second Year Contingent Consideration Measuring Period or the Third Year Contingent Consideration Measuring Period, Seller resigns from his employment from the Buyer without Good Reason, or Seller’s employment with the Buyer is terminated for Cause (as such terms are defined in the Seller’s Director Employment Agreement with the Buyer), no Contingency Consideration Payment, including the First Year Contingency Consideration Payment (or the Second Year Contingency Consideration Payment and Third Year Contingency Consideration Payments, as applicable) shall be due or payable to Seller.

(e)    If at any time during any Contingent Consideration Measuring Period, including the First Year Contingent Consideration Measuring Period, Seller resigns with Good Reason from his employment with the Buyer, or Seller’s employment with the Buyer is terminated without Cause (as such terms are defined in the Seller’s Director Employment Agreement with the Buyer), Buyer shall pay to the Seller the maximum Contingent Consideration Payment payable in such Contingent Consideration Measuring Period (i.e., the First Year Maximum Contingent Consideration Payment for the First Year Contingent Consideration Measuring Period, the Second Year Maximum Contingent Consideration Payment for the Second Year Contingent Consideration Measuring Period, and the Third Year Maximum Contingent Consideration Payment for the Third Year Contingent Consideration Measuring Period, each payable pursuant to the terms and conditions of Sections 1.3(b) - (e).

(2)   Second Year Contingent Consideration Payment.

(a)    If the Second Year Final Contingency Consideration EBITDA is equal to, or less than, the Second Year Contingent Consideration EBITDA Baseline, then Seller shall receive no Second Year Contingency Consideration Payment.

(b)    If the Second Year Final Contingency Consideration EBITDA is equal to, or greater than, the Second Year Contingent Consideration EBITDA Target, and Seller has remained in full-time employment with Company during the twenty-four (24) month period after the Closing, and is in good standing with Company on the date the Contingent Consideration Payment hereunder, if applicable, is to be paid and there is no outstanding notice of termination whether for Cause by Buyer or Company, or resignation without Good Reason by Seller (as such terms are defined in Seller’s Director Employment Agreement between Seller and Buyer), then Buyer shall pay to the Seller the Second Year Maximum Contingency Consideration Payment (subject to adjustment based on Section 1.3(a)(ii)(1)(d)-(e) as it relates to Seller’s termination or resignation during the Second Year Contingent Consideration Measuring Period), payable pursuant to the terms of Section 1.3(e).

(c)    If the Second Year Final Contingency Consideration EBITDA is greater than the Second Year Contingent Consideration EBITDA Baseline, but less than the Second Year Contingent Consideration EBITDA Target, and Seller has remained in full-time employment with Company during the twenty-four (24) month period after the Closing, and is in good standing with Company on the date the Contingent Consideration Payment hereunder, if applicable, is to be paid and there is no outstanding notice of termination whether for Cause by Buyer or Company, or resignation without Good Reason Seller (as such terms are defined in Seller’s Director Employment Agreement between Seller and Buyer), then Buyer shall pay to the Seller an amount equal to: [***] (subject to adjustment based on Section 1.3(a)(ii)(1)(d)-(e) as it relates to Seller’s termination or resignation during the Second Year Contingent Consideration Measuring Period), subject to the Second Year Maximum Contingency Consideration Payment and a minimum of zero, payable pursuant to the terms of Section 1.3(e).

(d)    If at any time during any Contingent Consideration Measuring Period, including the Second Year Contingent Consideration Measuring Period, Seller resigns with Good Reason from his employment with the Buyer, or Seller’s employment with the Buyer is terminated without Cause (as such terms are defined in the Seller’s Director Employment Agreement with the Buyer), Buyer shall pay to the Seller the maximum Contingent Consideration Payment payable in such Contingent Consideration Measuring Period (i.e., the First Year Maximum Contingent Consideration Payment for the First Year Contingent Consideration Measuring Period, the Second Year Maximum Contingent Consideration Payment for the Second Year Contingent Consideration Measuring Period, and the Third Year Maximum Contingent Consideration Payment for the Third Year Contingent Consideration Measuring Period, each payable pursuant to the terms and conditions of Sections 1.3(b) - (e).

(3)   Third Year Contingent Consideration Payment.

(a)    If the Third Year Final Contingency Consideration EBITDA is equal to, or less than, the Third Year Contingent Consideration EBITDA Baseline, then Seller shall receive no Third Year Contingency Consideration Payment.

(b)    If the Third Year Final Contingency Consideration EBITDA is equal to, or greater than, the Third Year Contingency Consideration EBITDA Target, and Seller has remained in full-time employment with Company during the thirty-six (36) month period after the Closing, and is in good standing with Company on the date the Contingent Consideration Payment hereunder, if applicable, is to be paid and there is no outstanding notice of termination whether for Cause by Buyer or Company, or resignation without Good Reason by Seller (as such terms are defined in Seller’s Director Employment Agreement between Seller and Buyer), then Buyer shall pay to the Seller the Third Year Maximum Contingency Consideration Payment (subject to adjustment based on Section 1.3(a)(ii)(d)-(e) as it relates to Seller’s employment or resignation during the Third Year Contingent Consideration Measuring Period), payable pursuant to the terms of Section 1.3(e).

(c)    If the Third Year Final Contingency Consideration EBITDA is greater than the Third Year Contingent Consideration EBITDA Baseline, but less than the Third Year Contingency Consideration EBITDA Target, and Seller has remained in full-time employment with Company during the thirty-six (36) month period after the Closing, and is in good standing with Company on the date the Contingent Consideration Payment hereunder, if applicable, is to be paid and there is no outstanding notice of termination whether for Cause by Buyer or Company, or resignation without Good Reason by Seller (as such terms are defined in Seller’s Director Employment Agreement between Seller and Buyer), then Buyer shall pay to the Seller an amount equal to: [***] (subject to adjustment based on Section 1.3(a)(ii)(d)-(e) as it relates to Seller’s employment or resignation during the Third Year Contingent Consideration Measuring Period), subject to the Third Year Maximum Contingency Consideration Payment and a minimum of zero, payable pursuant to the terms of Section 1.3(e).

(d)    If at any time during any Contingent Consideration Measuring Period, including the Third Year Contingent Consideration Measuring Period, Seller resigns with Good Reason from his employment with the Buyer, or Seller’s employment with the Buyer is terminated without Cause (as such terms are defined in the Seller’s Director Employment Agreement with the Buyer), Buyer shall pay to the Seller the maximum Contingent Consideration Payment payable in such Contingent Consideration Measuring Period (i.e., the First Year Maximum Contingent Consideration Payment for the First Year Contingent Consideration Measuring Period, the Second Year Maximum Contingent Consideration Payment for the Second Year Contingent Consideration Measuring Period, and the Third Year Maximum Contingent Consideration Payment for the Third Year Contingent Consideration Measuring Period, each payable pursuant to the terms and conditions of Sections 1.3(b) - (e).

Any such payment pursuant to Section 1.3(a)(ii)(1) – (3), shall be referred collectively as the “Contingent Consideration Payment Amount”).

(b)    Contingent Consideration Statement. Within ninety (90) days after the end of each respective Contingent Consideration Measuring Period, Buyer shall deliver to Seller a statement of Buyer’s calculation of such applicable period’s Final Contingent Consideration EBITDA (the “Contingent Consideration Statement”).

(c)    Disputes. Within thirty (30) days following receipt by Seller of the Contingent Consideration Statement (the “Contingent Consideration Objection Deadline”), Seller shall deliver written notice to Buyer (the “Contingent Consideration Objection”) of any dispute Seller has with respect to the preparation or content of the applicable Contingent Consideration Statement, and such notice shall specify in detail the nature of the dispute. If Seller does not deliver the Contingent Consideration Objection on or before the Contingent Consideration Objection Deadline, the Contingent Consideration Statement will be final, conclusive, and binding on the Parties hereto. In the event Seller delivers the Contingent Consideration Objection on or prior to the Contingent Consideration Objection Deadline, Buyer and Seller shall negotiate in good faith to resolve such dispute. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such dispute within fifteen (15) days after Seller delivers the Contingent Consideration Objection, then Buyer and Seller jointly shall engage the Independent Expert to resolve such dispute and determine the Final Contingent Consideration EBITDA. The Independent Expert shall be engaged pursuant to an engagement letter among Buyer, Seller, and the Independent Expert. The Independent Expert shall resolve only those matters set forth in the Contingent Consideration Objection remaining in dispute and not to otherwise investigate any matter independently. Buyer and Seller each agree to furnish to the Independent Expert access to such Persons and such information, books, and records as may be reasonably required by the Independent Expert to make its final determination. As promptly as practicable thereafter but in no event later than thirty (30) days thereafter, the Independent Expert shall deliver to Buyer and Seller, in writing, the Independent Expert’s determination of the Final Contingent Consideration EBITDA, based solely upon the submissions by Buyer and Seller and not on an independent review, provided that, in no event shall the Final Contingent Consideration EBITDA as determined by the Independent Expert be outside of the ranges established by Seller’s and Buyer’s calculations of the Final Contingent Consideration EBITDA. The resolution of disputed items by the Independent Expert shall be final and binding on the Parties hereto for the purposes of this Section 1.3, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding, and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. Any third-party fees, costs, and expenses related to resolution of the Contingent Consideration Objection, including fees, costs, and expenses of the Independent Expert, shall be allocated to and borne by Seller and Buyer based on the inverse of the percentage that the Independent Expert’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Expert. For example, should the items in dispute total in amount to $1,000 and the Independent Expert awards $600 in favor of Seller’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of such costs would be borne by Seller.

(d)    Inspection. For a period of thirty (30) days after Buyer’s delivery of the applicable Contingent Consideration Statement for each Contingent Consideration Measuring Period, Seller shall have the right, upon written notice by Seller to Buyer, to conduct a reasonable inspection of the applicable books and records of Parent, Buyer and/or the Company which support the inspection relating to the applicable Final Contingent Consideration EBITDA for purposes of confirming Buyer’s calculation of the applicable year’s Final Contingent Consideration EBITDA and the applicable Contingent Consideration Payment. In no event shall Seller’s inspection rights unreasonably interfere with Buyer’s operations.

(e)     Payments. Any Contingent Consideration Payment to be paid to Seller shall be paid as follows: (i) [***] of such payment shall be made in cash; and (ii) [***] of such payment shall be in the issuance of a certain number of [***] Units of Buyer (the “Units”), as defined in the Operating Agreement of Buyer, based on the then-current value of such Units as determined by Buyer in its sole and absolute discretion, with the cash portion being paid in immediately available funds by wire transfer to an account or accounts designated in writing by Seller to Buyer within [●] business days after the Cash Contingent Payment Amount has been finally determined pursuant to this Section 1.3 and the issuance of Units as set forth herein, in accordance with the terms of the Operating Agreement.

(f)   Acknowledgments

(i)    Each Seller Party acknowledges that the contingent right of Seller to receive the Contingent Consideration Payment, if any, pursuant to this Section 1.3, (A) is solely a contractual right and is not a security for purposes of any federal or state securities Laws (and shall confer upon Seller only the rights of a general, unsecured creditor under applicable Law), (B) will not be represented by any form of certificate or instrument, (C) does not give Seller any dividend rights, voting rights, liquidation rights, preemptive rights, or other rights of holders of equity securities, (D) is not assignable or otherwise transferable by Seller except by operation of Law (and any purported assignment or transfer in violation hereof shall be null and void ab initio), and (E) is subject and subordinated to Buyers’ and their respective Affiliates’ institutional debt financing contracts outstanding as of the Effective Date and any restrictions set forth in such contracts, provided that the obligation to make the Contingent Consideration Payment shall remain outstanding until such time as the Contingent Consideration Payment is made pursuant to this Agreement.

(ii)    The Parties hereto acknowledge that: (A) there are no assurances that the Seller Parties will receive any Contingent Consideration Payment and Buyer has not promised or projected any Contingent Consideration Payment, (B) the Parties hereto solely intend the express provisions of this Agreement to govern their contractual relationship; (C) no Party is relying on the past performance or financial results, or assets, facilities or personnel, of the business of the Seller, Buyer, or their respective Affiliates; and (D) all matters relating to the calculation of the Contingent Consideration Payment will be determined by Buyer in good faith and, as applicable, in accordance with GAAP, as reasonably determined by Buyer in accordance with Buyer’s and its Affiliates’ normal accounting and reporting practices as in effect from time to time.

(g)    Tax Treatment of Contingent Consideration Payments. For U.S. federal income and applicable state and local Tax purposes, any Contingent Consideration Payments made to Seller shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code, unless otherwise required by applicable Law. For the avoidance of doubt, neither the Seller Parties nor the Buyer Parties shall report the Contingent Consideration Payments as an adjustment to the Purchase Price for Tax purposes.

1.4.    Closing Deliveries. At the Closing, the Seller Parties and Buyer, as applicable, will deliver or cause to be delivered each of the following (unless previously delivered):

(a)    the Closing Date Payment pursuant to Section 1.1(c), to be delivered by Buyer to Seller;

(b)    the Escrow Agreement duly executed by Buyer and Seller;

(c)    an assignment of membership interests, by and between Seller and Buyer with respect to the Purchased Interests, duly executed by Seller;

(d)    an assignment of membership interests, by and between Seller and Buyer with respect to the Contributed Interests, duly executed by Seller;

(e)    a consulting agreement, by and between Parent and Durand, dated as of the Closing Date, duly executed by the Company and Durand;

(f)    an employment agreement, by and between the Company and [***], dated as of the Closing Date, duly executed by Company and [***];

(g)    an employment agreement, by and between the Company and Durand, dated as of the Closing Date, duly executed by the Company and Durand;

(h)    an employment agreement, by and between Buyer and Durand, dated as of the Closing Date, duly executed by Buyer and Durand (the “Director Employment Agreement”);

(i)    employment agreements, dated as of the Closing Date, by and between the Company and each Key Employee, duly executed by the Company and each Key Employee;

(j)    such documents as Buyer may reasonably request evidencing Seller’s admittance as a member of Buyer with respect to the Rollover Equity (including subscription documentation and a joinder to the Amended and Restated Limited Liability Agreement of Buyer, dated [●] (the “Operating Agreement”), duly executed by Seller;

(k)    written resignations, dated as of the Closing Date and effective as of the Closing, of the managers and officers of the Company, duly executed by such individuals;

(l)    evidence reasonably satisfactory to Buyer of the termination of the agreements set forth on Schedule 1.4(k);

(m)    a certificate of an officer of the Company certifying that all member, manager, and/or board of manager approvals necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents have been obtained, duly executed by such officer, and attaching thereto: (i) correct and complete copies of governing documents of the Company, and (ii) a copy of the resolutions of the member, manager, board of managers of the Company evidencing the approval of this Agreement and the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby;

(n)    certificates of the Florida Secretary of State, dated no earlier than five (5) days prior to Closing, evidencing the good standing of the Company;

(o)    all consents, approvals, including AHCA Approval, notices and filings required from third parties relating to this Agreement or the Transaction Documents or any of the other transactions contemplated hereby or thereby shall have been obtained, including, but not limited to, any consents related to any “change of control,” “potential change of control” or similar provision in any Contract, to be delivered by Seller;

(p)    an IRS form W-9 of Seller, duly issued and executed;

(q)    with respect to the Naples Office, a new lease agreement or amendment to existing lease, shall be entered into directly by and among Company and landlord of the Naples Office, in form and substance reasonably satisfactory to Buyer, containing commercially standard provisions as are usual and customary for a lease of space occupied by a healthcare clinic that contains fair market value rent; and, with respect to the Fort Myers Office, a new lease agreement, or amendment to existing lease agreement, shall be entered into directly by and between Company and landlord for the Fort Myers Office;

(r)    such other documents and certificates as either Party may reasonably request or as may be required pursuant to this Agreement.

The agreements referred to in the foregoing clauses (a) through (o), together with any other agreement, document or instrument contemplated to be delivered in connection with this Agreement, are herein referred to as the “Transaction Documents”.

1.5.    The Closing. Upon the terms and subject to the conditions contained in this Agreement, the closing of the sale and contribution of the Acquired Interests (the “Closing”) contemplated hereby shall take place by electronic exchange of documents and wire transfer of funds (or via such other means as the Parties may agree) not later than the second (2nd) business day after the Conditions Precedent to Closing set forth in Section 1.6(a) and Section 1.6(b) have been satisfied or waived by the Party entitled to the benefit thereof, or such other time as is mutually agreed by Buyer and Seller. The day of the Closing is referred to herein as the “Closing Date”. All financial and accounting calculations that occur at the Closing (including the calculation of the estimated Closing Date Payment identified on the Pre-Closing Certificate), shall be deemed to occur and be effective at 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”). The Parties shall use commercially reasonable efforts so that the Closing occurs as soon as practicable following the Effective Date.

5 NTD:  Buyer understands that the Naples office is owned by an entity which [***] own.  This lease is an Affiliated Transaction and will be reviewed for FMV and regulatory compliance considerations.

1.6.    Conditions Precedent To Closing. The obligations of Buyer and the Seller Parties to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction of the following conditions precedent, prior to, or as of, the Closing (collectively, the “Conditions Precedent to Closing”):

(a)   Conditions Precedent to Buyer’s Obligation. The obligation of Buyer to consummate the transactions contemplated hereby at the Closing is expressly subject to the satisfaction of each and all of the following conditions, which may be waived in whole or in part by Buyer:

(i)    Each and every representation and warranty of the Seller Parties contained in this Agreement shall have been true and correct in all material respects on the Effective Date and shall be true and correct in all material respects on the Closing Date (other than representations that are expressly made as of a specific date, which shall be true and correct in all material respects as of such specific date);

(ii)    The Seller Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement, including the covenants set forth at Section 1.7, to be performed by each Seller Party, including without limitation, delivery of those items set forth in Section 1.4 to be delivered by each Seller Party;

(iii)    There shall have occurred no Material Adverse Effect, or any change to the equity interests of the Company (which are held solely by Durand), from the Effective Date through the Closing;

(iv)    No judgment, order, decree, stipulation or injunction by any Governmental Authority shall be in effect which prevents consummation of any of the transactions contemplated hereby, all Permits required in connection with the transactions contemplated hereby shall have been obtained, and no Action shall have been instituted before any Governmental Authority to restrain, prohibit or rescind, or to obtain damages in respect of this Agreement or the transactions contemplated hereby;

(v)    AHCA shall have issued final approval (the “AHCA Approval”) for the transactions contemplated hereby pursuant to Transaction Documents to proceed in response to a transfer of ownership application for each Clinic prepared and submitted in accordance with Section 1.7(b) (the “AHCA Application”), and any conditions imposed by AHCA in connection with the AHCA Approval shall be reasonably acceptable to Buyer;

(vi)    The Seller shall have obtained (or caused to be obtained) and delivered to Buyer copies of all third-party consents, approvals, or have provided all written notices, as required to consummate the transactions contemplated hereunder, unless otherwise waived by Buyer, in each case on terms and conditions satisfactory to Buyer.

(b)     Conditions Precedent to the Seller Parties’ Obligations. The obligation of the Seller Parties to consummate the transactions contemplated hereby at the Closing is expressly subject to the satisfaction, at, or prior to, the Closing, of each and all of the following conditions, which may be waived in whole or in part by Durand:

(i)    Each and every representation and warranty of Buyer contained in this Agreement shall have been true and correct in all material respects on the Effective Date and shall be true and correct in all material respects on the Closing Date (other than representations that are expressly made as of a specific date, which shall be true and correct in all material respects as of such specific date);

(ii)    Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed by Buyer, including without limitation, delivery of those items set forth in Section 1.4 to be delivered by Buyer, including delivery of a copy of Buyer’s Operating Agreement for Seller’s review during the Interim Period; and

(iii)    No judgment, order, decree, stipulation or injunction by any Governmental Authority shall be in effect which prevents consummation of any of the transactions contemplated hereby, all Permits required in connection with the transactions contemplated hereby shall have been obtained, and no Action shall have been instituted before any Governmental Authority to restrain, prohibit or rescind, or to obtain damages in respect of this Agreement or the transactions contemplated hereby.

1.7.    Certain Covenants Prior to the Closing. Buyer and each of the Seller Parties, agrees as follows with respect to the period as of the Effective Date and up and through the earlier of: (x) the Closing Date or (y) the earlier termination of this Agreement pursuant to the terms of Section 7 hereof (the “Interim Period”).

(a)    Each of the Parties shall use reasonable commercial efforts to continue and cooperate during the Interim Period, in the performance of due diligence during the Interim Period (“Due Diligence”), and shall use reasonable commercial efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, of the Conditions Precedent to Closing set forth in Section 1.6.(a)-(b)), and including but not limited to, preparing and continuing to actively update the disclosure schedules required to be provided under this Agreement, which set forth disclosures related to the representations and warranties of the Seller (collectively, the “Disclosure Schedules”). The initial draft of the Disclosure Schedules shall be provided to Buyer as soon as possible, but no later than ten (10) calendar days from the Effective Date and final and complete Disclosure Schedules be provided to Buyer no later than by the day immediately preceding the Closing. At the Closing, each Party shall execute and deliver the agreements and instruments contemplated hereby to be executed and delivered by such Party at the Closing.

(b)    Company and Durand shall use reasonable best efforts to assist Buyer in preparing the AHCA Application, in an effort to receive the AHCA Approval, as requested, and promptly respond to any follow-up requests from the AHCA by providing the responsive information or documents to Buyer. Buyer shall, provided that Seller shall have promptly provided all documents, financial information, other information and other reasonable assistance with completing and filing the AHCA Application reasonably requested by Buyer or its consultant, use commercially reasonable efforts to prepare and file the AHCA Application with the AHCA promptly after the Effective Date and shall thereafter prepare and file any amendments or re-applications in connection therewith. Subject only to the termination of this Agreement, any communications from a Party or its counsel, representatives or agents with the AHCA from and after the Effective Date shall be consistent with the AHCA Application or, if necessary to correct a disclosure in the AHCA Application, shall otherwise be made in furtherance of the transactions contemplated hereby.

(c)    Seller Parties shall use commercially reasonable efforts to continue to operate the Company in the usual and Ordinary Course of Business consistent with past practice and shall (and Durand shall cause Company) use commercially reasonable efforts to preserve the goodwill and organization of the Business and the relationships with its licensees, licensors, patients, suppliers, employees, independent contractors, vendors and service providers and other Persons having business relations with the Company, and shall refrain from making any material changes to the manner in which the Company is operated, unless Buyer shall have consented in writing to such material changes, including but not limited to, selling, assigning, redeeming, exchanging, pledging or otherwise transferring or permitting the imposition of any Lien upon any asset or equity of the Company or incur indebtedness or make any material change in or adjustment to the compensation or benefits payable to any of its employees or contractors, except as otherwise agreed to in advance in writing by Buyer during the Interim Period.

(d)    Company and Durand shall each afford, and cause its owners, members, officers, managers, employees, attorneys, accountants and other agents to afford (in each case to the extent within the control of the Company or Durand), to Buyer and its accounting, legal and other representatives reasonable access at reasonable times and during normal business hours to the facilities, operations, investors, clients, employees, independent contractors, vendors and service providers and other Persons having business relations with the Company and to business, financial, legal, tax, compensation and other data and information concerning the affairs and operations of the Company, including the provision of monthly financial reports supporting the operations of the Company to Buyer by the fifteenth of each month during the Interim Period; provided that Buyer shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company and with a representative of the Company present, as may be instructed by Company or Durand.

(e)    Company and Durand shall give prompt written notice to Buyer of (i) any misrepresentation, inaccuracy of, or change to, any of its or Durand’s representations or warranties contained in Section 2 as applicable, (ii) any breach of any covenant hereunder by a Seller Party (in the case of clause (i) or (ii) such that the condition set forth in Section 1.6(a)(i) would not be satisfied), (iii) any filings, written notices, written requests or other material communications from any Governmental Authority concerning the transactions contemplated by this Agreement, (iv) the occurrence after the Effective Date of any fact or condition that would, or would be likely to, cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s or Durand’s discovery of, such fact or condition, and (v) any other material development affecting the ability of a Seller Party to consummate the transactions contemplated by this Agreement. If any such fact or condition requires any change to the Disclosure Schedules, the Seller shall, as required by Section 1.7(a), continue to promptly update the Disclosure Schedules to specify such change. Any such disclosure made pursuant to this Section 1.7(e) shall not prevent or be deemed to cure any breach of any representation or warranty or covenant made in this Agreement. Notwithstanding the foregoing, no notice under this Section 1.7 will be deemed to have modified any representation and/or warranty or cured any breach of covenant for purposes of determining (i) the satisfaction of the conditions set forth in this Section 1.7, or (ii) Buyer’s right to indemnification pursuant to Section 4.

(f)    The Seller Parties shall cause the Company to maintain in force all insurance policies maintained as of the Effective Date, including but not limited to professional liability insurance policies, and to not make any material modification to the coverage provided by such policies without Buyer’s prior written consent.

(g)    Company and Durand shall, unless waived by Buyer: (i) maintain all of the assets in good and proper operating condition and repair, ordinary wear and tear excepted; (ii) file when due all Tax returns and other reports that Company is required to file, pay when due all Taxes and establish adequate reserves for the payment of all such items, and provide to Buyer, upon request, satisfactory evidence of its timely compliance with the foregoing; (iii) comply with the terms and provisions of each Law applicable to Company and each Clinic; (iv) obtain and maintain in good standing (without restriction, suspension, etc.) all permits, licenses, registrations, accreditations and other approvals necessary to operate the Clinic and own its assets; and (v) promptly provide to Buyer notice of any Material Adverse Effect of the Company.

(h)    Reserved.

(i)    Neither Company nor Durand, or any of its or their owners, members, managers, officers, employees, contractors, affiliates, agents or representatives shall, without the prior written consent of Buyer:

(i)    create any Lien or other restriction in or on any of the assets or equity of Company other than Liens in place as of the Effective Date in connection with purchase money interests or equipment leases in the Ordinary Course of Business, which have been disclosed to Buyer in writing;

(ii)    take or omit to take any action that, if taken or omitted between the date of the Latest Balance Sheet and the date hereof, would require disclosure under hereunder or that would otherwise result in a breach of any of the representations, warranties or covenants made by the Seller in this Agreement;

(iii)    disclose any Confidential Information (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business consistent with past practice with reasonable protections of, and preserving all rights of the Seller and Company in, such Confidential Information) or disclose or escrow any source code;

(iv)    Hire any new employees or contractors to perform services on behalf of the Company, except as otherwise agreed to in advance in writing by Buyer (which approval shall not be unreasonably withheld or delayed), or make any l change in, or adjustment to the, compensation or benefits payable to any of its existing employees or contractors as of the Effective Date or to the compensation or benefits of individuals hired or engaged pursuant to this provision, except as otherwise agreed to in advance in writing by Buyer, which approval shall not be unreasonably withheld or delayed;

(v)    make any distributions to Durand on account of his equity interests in the Company, unless otherwise agreed to in advance of Buyer, which approval shall not be unreasonably withheld or delayed; or

(vi)    directly or indirectly solicit, initiate or have any discussions, communications or negotiations with any third parties (other than Buyer and its advisors, or any third party whose participation is required or advisable in connection with the consummation of the transactions contemplated herein with Buyer, including financial advisors or lenders to Company, or other parties from whom consents required for the Closing must be obtained), with respect to: (A) any sale or issuance of units in Company or other equity interests in Company, any options, warrants or other contractual rights to acquire equity interests in Company, or the issuance of debt or other securities by Company; (B) a merger, consolidation, share exchange, business combination or other similar transaction involving Company, any securities thereof, or any of Company’s direct or indirect subsidiaries; (C) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of one percent (1%) or more of the assets of Company or any of its direct or indirect subsidiaries in a single transaction or a series of related transactions; (D) the management of a Clinic or the provision of administrative, consulting or similar services to Company; (E) any transaction similar to the transactions contemplated by this Agreement; ; (F) any agreement to, or public announcement by Company or Durand of a proposal, plan or intention to, do any of the foregoing or any agreement, arrangement or understanding (written, oral or otherwise) requiring Company or Durand to abandon or terminate negotiations with Buyer; or (G) any other transaction which would preclude the accomplishment of the transaction contemplated by this Agreement, or consider any inquiries, proposals or requests for information concerning any of the foregoing without first obtaining Buyer’s prior written consent, which may be withheld in Buyer’s sole discretion. Notwithstanding the generality of the foregoing, nothing herein shall prohibit the Company or Durand from discussing the transactions contemplated by this Agreement with its attorneys, accountants and financial consultants as may be required in order to consummate the transactions contemplated by this Agreement.

(j)    Company and Durand agree that he/she/it shall keep this Agreement and all negotiations pertaining to the transactions contemplated by this Agreement confidential, and except for in connection with the ACHA Application, or discussions with Company’s lenders or mortgagees, will not, without the prior written consent of Buyer, disclose to any person all or any portion of: (A) this Agreement or the existence hereof; (B) the content or existence of any negotiations or discussions in connection with the proposed transactions contemplated by this Agreement or the fact discussions have taken place with respect thereto; or (C) any information or documents provided by one Party to the other Parties in connection with the transactions contemplated by this Agreement, except, with respect to (A) through (C) above, for confidential disclosure to Company’s and Seller’s attorneys, accountants or other advisors in connection with the evaluation and negotiation of the transactions contemplated by this Agreement, or as may be required by governmental or judicial authorities with competent jurisdiction, or to the extent required by applicable laws or regulations or accrediting organizations. In the event that Company and Durand, or any of their owners or affiliates, or Buyer, receives a subpoena from any person, entity or agency, court order or order of a governmental agency to make any such disclosure, it shall immediately notify the other Party, and, to the extent feasible, give the other Party as much time as possible to contest the subpoena or order before making the disclosure; provided, however, neither the Company nor Durand shall be required to quash, pursue a dismissal of or otherwise seek any remedy from any governmental or judicial authority with respect to such subpoena, court order, or order of a governmental agency.

2.    REPRESENTATIONS AND WARRANTIES BY THE SELLER

The Seller represents and warrants to Buyer, as of the Effective Date and as of the Closing Date, as follows:

2.1.    Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. Each Seller Party has full power and authority to carry on the Business as now conducted and to own, lease or operate its properties and assets as now owned, leased or operated. The Company is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership, use, licensing, or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing, or admission necessary. Section 2.1 of the Disclosure Schedules sets forth (a) each jurisdiction where the Company is so qualified, licensed or admitted to do business and (b) any name or names under which the Company or any of its predecessors have invoiced account debtors, maintained records concerning their assets or otherwise conducted business in the last five (5) years.

2.2.    Ownership.

(a)    Section 2.2(a) of the Disclosure Schedules sets forth all of the authorized equity securities and the number of each class or series of equity securities of the Company that are issued and outstanding, together with the record and beneficial holder thereof. The equity interests of the Company set forth on Section 2.2(a) of the Disclosure Schedules constitute all of the aggregate issued and outstanding equity interests of the Company (the “Equity Interests”). Seller owns (of record and beneficially) [***] Percent (*%) of the Equity Interests of the Company, free and clear of all Liens, including any restriction on the right of Seller to transfer the Equity Interests to Buyer pursuant to this Agreement, except as may be set forth on Section 2.2(a) of the Disclosure Schedules. The assignments, endorsements, stock powers, or other instruments of transfer to be delivered by Seller to Buyer at the Closing will be sufficient to transfer Seller’s entire interest in the Equity Interests (of record and beneficially). Upon transfer to Buyer of the certificates or assignment representing the Equity Interests, Buyer will receive good title to the Equity Interests, free and clear of all Liens.

(b)    All of the Equity Interests have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth on Section 2.2(b) of the Disclosure Schedules, there are no owners, members, managers or other Contracts relating to the Equity Interests, including the sale, voting, or other transfer thereof. None of the Equity Interests were issued in violation of the Securities Act or any other Law. Except as may be set forth on Section 2.2(b) of the Disclosure Schedules, the Company does not have any outstanding subscription, option, warrant, call or exchange right, convertible security, or other Contract or other obligations in effect giving any Person the right to acquire (whether by preemptive rights or otherwise) any Equity Interests of the Company.

(c)    Except as set forth on Section 2.2(c) of the Disclosure Schedules, neither the Company nor Seller owns, or is a party to or bound by any Contract to acquire, any equity interest or other security of any Person or any direct or indirect equity or ownership interest in any other business. The Company is not obligated to provide funds to or make any investment (whether in the form of a loan, capital contribution, or otherwise) in any other Person.

2.3.     Authorization; No Violation.

(a)    Each Seller Party has the full power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated hereunder and thereunder.

(b)    Except as set forth in Section 2.3 of the Disclosure Schedules, the execution and delivery of this Agreement and the other Transaction Documents by the Seller Parties does not, and the consummation of the transactions contemplated hereby will not, violate or result in any right of termination or acceleration under any provision of any Contract, the organizational documents of the Seller Parties, any Law, any Permit, or any or governmental order applicable to the Company or the Business. This Agreement and the Transaction Documents (as applicable), when executed, and assuming valid execution and delivery by Buyer, will constitute legal, valid and binding obligations of the Seller Parties, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

2.4.     Financials.

(a)    Set forth in Section 2.4(a) of the Disclosure Schedules, the Company has provided accurate, complete and current financial statements of the Company, including balance sheets and statements of income, for the last three (3) calendar years as well as January and February 2025 (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the financial condition and the results of operations and cash flows of the Company at the respective dates of and for the periods referred to in the Financial Statements.

(b)    Except as set forth in Section 2.4(b) of the Disclosure Schedules, there has not been any change between February 2025 (the “Balance Sheet Date”) and the date of this Agreement that has had or is reasonably likely to have a Material Adverse Effect on the financial position, results of operations or business of the Company, and during such time period the Company has operated the Business in the Ordinary Course of Business in all respects.

(c)    The accounts receivable of the Company are valid and enforceable claims that resulted from the bona fide provision of services or sale of goods by the Company with respect to the Business in the Ordinary Course of Business consistent with past practices. The accounts receivable are reflected properly on the Company’s books and records and are not subject to any pending dispute or, to the Company’s Knowledge, threatened defense or counterclaim.

(d)    Except as set forth in Section 2.4(d) of the Disclosure Schedules, the accounts payable of the Company arose from bona fide arm’s length transactions in the Ordinary Course of Business consistent with past practice, and no such account payable or note payable is delinquent in its payment. The Company has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with its past practices. Except as set forth in Section 2.4(d) of the Disclosure Schedules, the Company does not have any account payable to any Person which is affiliated with the Company or any director, manager, officer, employee, or equity holder of the Company.

2.5.    Title and Condition of Assets. Except as set forth in Section 2.5 of the Disclosure Schedules, the Company has good and valid title to, or a valid leasehold interest in, all property and assets used in the operation of the Business, free and clear of all Liens, other than (a) Liens set forth in Section 2.5 of the Disclosure Schedules, (b) Liens for current Taxes, assessments and governmental charges and levies not yet due and payable, (c) materialmen’s, mechanics’, carriers’, warehousemen’s, landlords’, workmen’s, repairmen’s, or other like Liens arising in the Ordinary Course of Business, in each case for amounts not yet due and payable, and (d) pledges or deposits to secure obligations under workers or unemployment compensation Laws, in each case for amounts not yet due and payable (collectively, “Permitted Liens”). As of the Closing, all property and assets used in the operation of the Business are in good working condition and repair, normal wear and tear excepted. The assets, properties and rights of the Company constitute all of the assets, properties and rights which are used in the operation of the Business and that are necessary or required for the conduct of the Business as currently conducted.

2.6.    No Undisclosed Liabilities. Except as set forth on Section 2.6 of the Disclosure Schedules, the Company has no material Liabilities or obligations of any nature, except for Liabilities (a) reflected or reserved against in the Financial Statements, (b) that have arisen after the Balance Sheet Date in the Ordinary Course of Business consistent with past practice (none of which (i) results in obligations in the aggregate in excess of Twenty-Five Thousand Dollars ($25,000) or (ii) results from or arises out of any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) arising out of the transactions contemplated by this Agreement and the Transaction Documents, or (d) under contracts set forth on a Schedule hereto and under other contracts entered into in the ordinary course which are not required to be listed on a Schedule hereto, as of the Closing Date (none of which results from or arises out of any breach of contract, breach of warranty, tort, infringement or violation of Law).

2.7.    Taxes.

(a)    All Tax Returns required to be filed by or with respect to the Company have been timely filed, and all such Tax Returns were true, correct and complete in all material respects and prepared and filed in compliance with applicable Laws. All Taxes due and owing by or with respect to the Company (whether or not shown on any Tax Return) have been timely paid in full. No written claim has been made by a Governmental Authority in a jurisdiction where the Company does not file a particular type of Tax Returns or pay a particular type of Tax that the Company is or may be required to file such Tax Return or subject to such Tax by that jurisdiction.

(b)    The Company has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party, and the Company has complied with all material reporting, recordkeeping, information, reporting and backup withholding requirements relating thereto under applicable Law.

(c)    There is no audit or other proceeding or investigation concerning any Tax liability of the Company pending, being conducted or, to the Company’s Knowledge, threatened by a Governmental Authority. The Seller Parties are unaware of any Tax inquiry or investigation that could result in any liability after the Closing with respect to the Company. None of the Seller Parties have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, with respect to the Company, which waiver or extension is still in effect.

(d)    There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company, which waiver or extension is still in effect.

(e)    The Company provided or made available to Buyer correct and complete copies of all Tax Returns, examination reports and statements of deficiencies filed, assessed against or agreed to by the Company since January 1, 2020. The Company is not a beneficiary of any extension of time within which to file a Tax Return that has not yet been filed.

(f)    The Company is not a party to any understanding or arrangement described as a “listed transaction” for purposes of Section 6707A of the Code and Treasury Regulations Section 1.6011‑4. All Tax deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Governmental Authority have been fully paid. The Company has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.

(g)    The Company will not be required to include any item in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (ii) the long-term contract method of accounting, (iii) any installment sale, open transaction method or the cash method of accounting with respect to a transaction that occurred on or prior to the Closing Date, (iv) any intercompany transactions or any excess loss account described in Section 1.1502‑19 of the Treasury Regulations (or any similar provision of state, local or foreign Law), (v) use of an improper method of accounting, (vi) any change in method of accounting (including adjustments pursuant to Section 481 of the Code) or use of an improper method of accounting, (vii) any prepaid amount or deferred revenue received on or prior to the Closing Date or (viii) as a result of any debt instrument held prior to the Closing that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or subject to the rules set forth in Section 1276 of the Code.

(h)    The Company has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return. The Company does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, or otherwise.

(i)    No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or with respect to the Company.

(j)    The Company has disclosed on its federal Income Tax Returns all positions taken therein that would give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code.

(k)    The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(l)    None of the assets of the Company (i) is “tax-exempt use property” within the meaning of Section 168(h) or Section 370(c)(2) of the Code, (ii) is “tax-exempt bond financing property” within the meaning of Section 168(g)(5) of the Code, or (iii) secures debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the assets of the Company are subject to the limitations on “amortizable section 197 intangibles” described in Section 197(f)(9) of the Code or any similar limitation under state or local Law, and commencing with the taxable periods or portions thereof immediately following the Closing Date, none of the assets of the Company will be subject to (and the depreciation and amortization deductions otherwise available to Buyer or its Affiliates (as applicable) with respect to such assets will not be limited by) the “anti-churning” restrictions or limitations set forth in Section 197(f)(9) of the Code.

(m)    No activity of the Company gives rise, or may give rise, to the creation of a permanent establishment in any country outside of its country of incorporation or formation for Tax purposes.

(n)    The Company is in compliance with all escheat or unclaimed property Laws, and the Company does not have any liability to pay over any amount to any Governmental Authority any cash or other property under escheat or unclaimed property Laws.

(o)    Since its formation, the Company has not (i) owned the stock of any corporation (including the stock of any qualified subchapter S subsidiary), (ii) owned a membership interest in any limited liability company, or (iii) been a member of any partnership or joint venture or other agreement, arrangement, or entity that could be treated as a partnership for Tax purposes.

(p)    The Company has properly collected and remitted all sales and use Taxes with respect to sales made to its customers, or has properly received and retained any appropriate tax exemption certificates and other documentation for all sales made without charging or remitting sales or use Taxes that qualify such sales as exempt from sales and use Taxes.

(q)    The Company has not claimed the “employee retention credit” within the meaning of Section 2301 of the CARES Act or any other Tax credit applicable to employment Taxes under the Families First Coronavirus Response Act of 2020.

(r)    At all times since its formation, the Company has utilized the cash method of accounting for Income Tax purposes.

2.8.     Litigation; Orders. Except as set forth on Section 2.8 of the Disclosure Schedules, during the ten (10) year period prior to the Closing Date, there have been no pending or, to the Company’s Knowledge, threatened claims, litigation, investigations or proceedings against any Seller Party or relating to the Business and its operations, including matters with respect to employees. No litigation or other proceeding has been commenced or to the Company’s Knowledge, threatened in writing by any Person against a Seller Party seeking to prevent or restrict the consummation of the transactions contemplated hereby.

2.9.    Compliance with Laws. The Company is operating and has at all times operated in material compliance with all applicable statutes, rules, guidance, regulations, orders, ordinances, judgments, decrees and requirements of all federal, state and local commissions, boards, bureaus and agencies having jurisdiction over the Company and the operations of the Business (collectively, “Laws”). To the Company’s Knowledge, no event or circumstance exists that (with or without notice or lapse of time) would constitute or result in a violation of Law by the Company, loss of any Permit by the Company, or obligation by the Company to take remedial action. Section 2.9 of the Disclosure Schedules lists each Permit that (a) is held by the Company, or (b) otherwise relates to the business of, or to any assets owned or used by, the Company and the holder of such Permit is not the Company. Each Permit listed on Section 2.9 of the Disclosure Schedules is valid and in full force and effect. No Seller Party has received any written notice or other communication from any Person regarding any actual, alleged, or potential violation of, or failure to comply with, any Permit or applicable Law by the Company or otherwise related to the Business.

2.10.    Healthcare Regulatory Compliance.

(a)    The Company, its officers, managers, employees, all of its agents and independent contractors are operating and at all times have operated the Company in compliance with all applicable Healthcare Laws. During the past six (6) years preceding the Closing Date, neither the Company nor Durand has received any oral or written notice of any violation or alleged violation of, or any citation for noncompliance with, any Healthcare Law. Section 2.10(a) of the Disclosure Schedules sets forth a true, complete and accurate list of all Permits held by the Healthcare Professionals. The Company holds, and has historically held, all material Permits and licenses required under any Healthcare Law, as required for receipt of reimbursement from any Third Party Payors, as required by any Governmental Authority, and all accreditations necessary to conduct its operations and, each of which is valid and in full force and effect. No Permit or accreditation is subject to termination as a result of the execution of this Agreement and, to the Company’s Knowledge, no suspension or cancellation of any Permit is threatened. No Permit or accreditation has been lost, revoked, restricted, or materially limited, and, to the Company’s Knowledge, there exists no circumstances that are reasonably likely to result in the loss, revocation, restriction, or material limitation of such Permits or accreditations. No Action has been filed, commenced or threatened in writing against the Company, Seller or any Healthcare Professional alleging any failure so to comply in any material respect with any Healthcare Law, and no Seller Party or Healthcare Professional has received any written or oral notice from any Governmental Authority or agent thereof of any alleged violation of, default under or any citation for noncompliance with any Healthcare Laws. To Seller’s Knowledge, there are no facts, events, circumstances or conditions that would reasonably be expected to form the basis for any Action against or affecting the Company relating to or arising under any Healthcare Law. Except as set forth on Schedule 2.10, no Seller Party or Healthcare Professional has received any written, or, to the Seller’s Knowledge, oral notice from any Governmental Authority or is aware of any pending, active or threatened Actions involving any Seller Party or any Healthcare Professional with respect to any Healthcare Laws prohibiting, governing, regulating or relating to fee-splitting, self-referrals or payment or receipt of kickbacks in return for or to induce referrals.

(b)    Except as set forth on Schedule 2.10(b), at all times during the six (6) year period preceding the Closing Date.

(i)    the Company, Seller and each Healthcare Professional has held: (A) the requisite provider or supplier number(s) to bill the Medicare program [and the Medicaid program] in the state or states in which such Person operates and all other Third Party Payor Programs that such Person bills as a participating or in-network provider and (B) where required to bill any Third Party Payor Programs, a National Provider Identification number issued by the National Plan & Provider Enumeration System;

(ii)    neither the Company, Seller nor any of their respective members, managers, officers, employees, contractors, agents or Healthcare Professionals has received any written or oral notice from a Third Party Payor Program, Governmental Authority or agent thereof that there is any audit, claim review or other Action pending or, to the Seller’s Knowledge, threatened;

(iii)    all claims that have been submitted by or on behalf of the Company and each Healthcare Professional in connection with such Person’s activities for the Company have been submitted in compliance in all material respects with applicable Healthcare Laws and agreements with Third Party Payor Programs, and neither Practice nor any Healthcare Professional has or has had any refund, overpayment, discount or adjustment liability under any Third Party Payor Program;

(iv)    any research involving human subjects conducted by the Company or any Healthcare Professional has been conducted at all times (A) in compliance in all material respects with all applicable Healthcare Laws and (B) in compliance in all material respects with the applicable Contract with the sponsor of such research; and

 (v)    neither the Company nor any Healthcare Professional has any compensation or ownership relationship (present or contingent, direct or indirect) with any sponsor of clinical research.

(c)    The Company has current and valid provider contracts and provider numbers with each of the Third Party Payors listed on Section 2.10(b) of the Disclosure Schedules, is in compliance with the conditions of participation of such Third Party Payors, and has received all approvals or qualifications necessary to bill and receive reimbursement from such Third Party Payors. There is not currently, and in the past six (6) years has not been, any recoupment or overpayment owed to a Third Party Payor in excess of Ten Thousand Dollars ($10,000.00).

(d)    Without limiting the generality of Section 2.10(a) – (c), and except as set forth on Section 2.10(d) of the Disclosure Schedules:

(i)    Neither the Company nor Durand has received any subpoenas, demands, or other written notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Healthcare Law by the Company, Durand, or any of the Company’s employees, Healthcare Professionals, independent contractors, or agents. None of the Company, Durand, or any of the Company’s employees, Healthcare Professionals, independent contractors, or agents: (A) has been during the past six (6) years, or, is currently, under investigation by any Governmental Authority for a violation of any Healthcare Law, (B) has had any ongoing reporting obligations pursuant to any deferred prosecution, settlement or other similar agreement with any Governmental Authority, (C) has been or is currently the target or subject of any investigation relating to any offense related to a Healthcare Law, (D) has been or is currently a defendant in any qui tam/False Claims Act litigation; or (E) is or has been the recipient of or served with any search warrant, subpoena, civil investigation demand, contact letter or any other material inquiry related to compliance with Health Care Laws from any Governmental Authority.

(ii)    Each duly licensed Healthcare Professional has been and is duly licensed or authorized, as applicable, to practice his or her profession in the State of Florida and has been in compliance with all applicable Healthcare Laws. Section 2.10(d)(ii) of the Disclosure Schedules sets forth a list of each Healthcare Professional that currently provides services to or on behalf of the Company. No Healthcare Professional has, to the Company’s Knowledge, threatened to discontinue, curtail, diminish, or terminate his or her relationship with the Company. Each Healthcare Professional that currently provides any services to or on behalf of the Company (i) is duly licensed and registered, and in good standing, by the state(s) in which such Healthcare Professional is licensed to practice, including Florida, and such license(s) and registration(s) have not been suspended, revoked, or restricted in any manner, (ii) if applicable, has current controlled substances registrations issued by the state(s) in which such Healthcare Professional practices his or her profession, including Florida, and the DEA, which registrations have not been surrendered, suspended, revoked, or restricted in any manner, (iii) has not been a party or subject to (A) any malpractice suit, claim (whether or not filed in court), settlement, settlement allocation, judgment, verdict, or decree, (B) any disciplinary, peer review, or professional review investigation, proceeding, or action instituted by any licensure board, hospital, medical school, health care facility or entity, professional society or association, peer review or professional review committee or body, or Governmental Authority, (C) any criminal complaint, indictment, or criminal proceedings, (D) any legal proceeding or investigation, in each case whether administrative, civil, or criminal, relating to an allegation of filing false health care claims or violating anti-kickback or fee-splitting Laws, or engaging in other billing improprieties, (E) any allegation, or any legal proceeding or investigation, based on any allegation, of violating professional ethics or standards, or engaging in illegal, immoral, or other misconduct relating to such Healthcare Professional’s practice, (F) any denial or withdrawal of an application in any state for Permits, licensure, for medical staff privileges at any hospital or other health care entity, for board certification or recertification, for state or federal controlled substances registration, or for malpractice insurance, or (G) any denial or cancellation of medical malpractice insurance, (iv) in connection with the Company and Business, has not been terminated from his or her employment for cause, and (v) in connection with the Company and Business, maintains, and has maintained at all times, valid and binding professional liability malpractice insurance in full force and effect with minimum limits of [***] per occurrence, [***] annual aggregate.

(iii)    No Person has filed or, to Seller’s Knowledge, has threatened to file against any Seller Party or any Healthcare Professional employed or engaged by the Company, an Action under any federal or state whistleblower statute, including the False Claims Act, 31 U.S.C. §§ 3729-3733.

(iv)    No Seller Party nor, to Seller’s Knowledge, any Healthcare Professional employed or engaged by the Company has ever been a party to or bound by any order, individual integrity agreement, corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement or similar agreement with any Governmental Authority.

(v)    The Company has billing practices that are in compliance with all applicable Healthcare Laws and Third Party Payor requirements governing reimbursement, coding, and claims. All claims submitted by or on behalf of, the Company are and for the past six (6) years have been in compliance in all material respects with all applicable Laws, Contracts, and the manuals, policies and billing procedures of the applicable Third Party Payor. Other than with respect to immaterial amounts in the Ordinary Course of Business, neither the Company nor any Seller Party has billed or received any payment in excess of amounts permitted thereby that was not subsequently refunded, or made a materially false or misleading statement, claim or representation of a fact in any application for any benefit or payment from any patient, Third Party Payor, or to enroll or credential the Company with a Third Party Payor. There is no pending or, to the Company’s Knowledge, threatened appeal, adjustment, challenge, audit (including written notice of an intent to audit), inquiry, or other proceeding related to claims submitted by or on behalf of the Company, other than appeals, audits, adjustments, inquiries, refunds, rebates, allowances, credits and the like in the Ordinary Course of Business. The Company has timely paid or caused to be paid all known and undisputed refunds or overpayments which have become due to any patient or third party, and neither the Company nor any Seller Party has received any written notice of any material overpayment, false claim, improper billing or recoupment from any patient or Third Party Payor. No recoupment is pending other than with respect to immaterial amounts in the Ordinary Course of Business. Neither the Company nor any Seller Party has waived any co-pays, deductibles, or other cost-sharing due from patients in breach or violation of any requirement imposed by applicable Laws, or in material breach of any requirement imposed by Contracts or the manuals, policies and billing procedures of the applicable Third Party Payor. The Company manages amounts due to patients, Third Party Payors and the corresponding credit balances in a manner consistent with industry standards and applicable unclaimed property Laws.

(vi)    No Seller Party or the Company performs any operations or provides any services to patients, customers, or other third parties outside of the United States of America.

(vii)    The Company has timely and accurately filed, in all material respects, all requisite reports, returns, data, and other information due on or before the Closing Date required by all Governmental Authorities that control, directly or indirectly, the Company’s activities and has paid all sums due on or before the Closing Date with respect thereto.

(viii)    Neither Durand, the Company, nor or any of the Company’s owners, members, managers, officers, employees, independent contractors, or any Healthcare Professional who provides services on behalf of the Company is or during the past six (6) years has been debarred, sanctioned by, excluded, or suspended from participating in any Federal Healthcare Program or is currently listed on the excluded persons list maintained by the OIG, any state Medicaid exclusion list, the CMS Preclusion List, or on the “List of Parties Excluded from Federal Procurement and Nonprocurement Programs” on the website of the United States General Services Administration. The Company has confirmed that no managers, directors, officers, employees, Healthcare Professionals, or independent contractors of the Company are listed such exclusion list. No Seller Party nor the Company or, to the Company’s Knowledge, any of its directors, managers, officers, or employees has engaged in any conduct which will or could be reasonably likely to result in debarment, termination, exclusion, or suspension by any Governmental Authority, and there are no proceedings pending or threatened in writing or, to the Company’s Knowledge, otherwise that would be reasonably likely to result in criminal liability, debarment, termination, exclusion, or suspension of the Company by any Governmental Authority.

(vii)    Neither Durand, the Company, any Person acting on behalf of the Company (including, but not limited to, the Healthcare Professionals), has, directly or indirectly, paid, given, authorized, made or offered to make, or solicited or received, any contribution, gift, bribe, rebate, payoff, influence payment, kickback, inducement, or anything else of value to any Persons or entered into any financial arrangement, regardless of form, in violation of any applicable Healthcare Law or to obtain or maintain favorable treatment in securing business in violation of any applicable Healthcare Law.

(viii)    Except as set forth on Section 2.10(d)(viii) of the Disclosure Schedules, the Company has adopted and maintains commercially reasonable compliance programs designed to promote compliance with applicable Healthcare Laws and ethical standards to improve the quality and performance of operations, and to detect, prevent, and address violations of legal or ethical standards applicable to its operations, and at a minimum comply with the seven (7) elements of an effective compliance program as suggested by the OIG.

(ix)    To the extent (A) the Company has been a “covered entity” as defined in 45 C.F.R. § 160.103 or (B) the Company has been subject to or covered by HIPAA as a “business associate” as defined in § 160.103 such entity has been compliant in all material respects with the requirements of HIPAA and the HITECH Act. The Company has in place plans, policies and procedures that meet, in all material respects, the requirements of HIPAA, the HITECH Act, and applicable state security and privacy laws (collectively, “HIPAA Policies and Procedures”). The Company has delivered to Buyer true, correct, and complete copies of all historic correspondence with the Office for Civil Rights or any other agencies or other persons that relate to HIPAA compliance and the Company. Except as set forth on Section 2.10(d)(viii) of the Disclosure Schedules, the Company has not had any security or Data Breaches, as defined in 45 C.F.R. § 164.402, or any breach compromising or otherwise involving Personal Information, nor has Company received any written claim or notice from any Governmental Authority alleging or referencing the investigation of any breach, security incident, violation of its information systems, or the improper use, disclosure, or access to any Personal Information in its possession, custody, or control. The Company has complied in all material respects, and is in material compliance, with all applicable Information Laws to which Company is bound. The Company and the Healthcare Professionals do not perform any operations or provide any services to patients, customers, or other third parties outside of the United States of America. With respect to each patient to whom the Company provides healthcare items or services, the Company furnishes a notice of privacy practices to such patient or patient’s representative in compliance with HIPAA, as applicable. Each member of the Company that is a “covered entity” has entered into business associate agreements with all third parties acting as a business associate as defined in 45 C.F.R. § 160.103. The practices of the Company regarding the collection, access, maintenance, transmission, use and disclosure of individually identifiable health information in connection with the conduct and operations of the Company and the Business are and have been in compliance in all material respects with any contracts or commitments with third parties, including any business associate contracts required by the HIPAA Policies and Procedures. The Company has obtained reasonable and customary agreements and assurances from any third parties used in connection with the Business or the Company’s operations, including any business associate contracts required by the HIPAA Policies and Procedures, that such third parties are in compliance in all material respects with all applicable HIPAA Policies and Procedures, to the extent applicable to such third parties’ relationship with the Company. To Seller’s Knowledge, all billing practices of the Company are in compliance in all material respects with HIPAA, and the Company has (i) created and maintained written policies and procedures to protect the privacy of all patient information and (ii) implemented commercially reasonable security procedures including physical and electronic safeguards, to protect all personal information stored or transmitted in electronic form.

(x)    The Company has implemented and maintains privacy and security policies and procedures, including physical, administrative and technical safeguards, to protect all Personal Information received, created, accessed, stored or transmitted by the Company. The Company is, and has at all times been, in compliance in all material respects with (i) all contracts or other arrangements in effect between the Company and any customer of the Company that apply to or restrict the use, disclosure or security of Personal Information by the Company and (ii) all contracts or other arrangements between the Company and its agents or contractors that apply to or restrict the use, disclosure or secure treatment by such agents or contractors of Personal Information (such contracts or other arrangements referenced in the foregoing clauses (i) and (ii), the “Privacy Agreements”). The Company has the right pursuant to the Privacy Agreements and its privacy and security policies to use and disclose Personal Information for the purpose such information is and has been used and disclosed. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, including any direct or indirect transfer of Personal Information resulting from such transactions, will violate any policies or any Privacy Agreements as such currently exist or as existed at any time during which any of the Personal Information was collected or obtained. The Company has obtained all consents or approvals, if any, required under any HIPAA Policies and Procedures and all applicable Privacy Agreements for the transfer of the Personal Information to be transferred at Closing and for the use and disclosure of that Personal Information for the continued operation of the Business. There have not been any non-permitted uses or disclosures, security incidents or breaches involving Personal Information held or collected by or on behalf of the Company. No Seller Party has notified, either voluntarily or as required by any Law, any affected individual, customer, Governmental Authority or the media of any breach or non-permitted use or disclosure of Personal Information, and no Seller Party is currently planning to conduct any such notification or investigation whether any such notification is required.

(xi)    True, correct, and complete copies of all surveys, reviews, or audits of the Company (or any Healthcare Professional) that are in the Company’s possession have been made available to Buyer, including written statements of deficiencies and plans of correction, conducted by or in connection with any Third Party Payor or any licensing body during the six (6) years prior to the Closing Date. Except as otherwise set forth in Section 2.10(d)(xi) of the Disclosure Schedules, during the past six (6) years, neither the Company nor Durand nor any Healthcare Professional have been the subject of any inspection, investigation, survey, audit, administrative proceeding, monitoring, or other form of review by any Governmental Authority, including a contractor thereof, Third Party Payor, professional review organization, or certifying agency based upon any alleged improper activity on the part of the Company, nor has Seller Party received any written notice of deficiency from any Governmental Authority.

(xii)    There are no known claims, and have been no known claims during the past six (6) years, under any professional liability malpractice insurance that has not been properly filed by the Company or by a Healthcare Professional.

(xiii)    The Company and each Healthcare Professional is and at all times has been in material compliance with any and all applicable Laws and guidance issued by a state licensing board regarding the supervision of and delegation to Healthcare Professionals related to the professional services rendered through the Company. All Healthcare Professionals are, and have at all times been, rendering professional services within the scope of their professional Permits.

(xiv)    All patient and customer records (in all forms and media, including all information contained on Company computers) are true, correct and complete in all material respects and are prepared and maintained in compliance in all material respects with all applicable Laws. All of the professional services performed by the Company and the Company’s employees and independent contractors have been provided in a materially competent manner, consistent with applicable professional standards, including all quality standards for medical care prescribed by the regulations, policies, and guidance of the applicable state medical licensing authority.

(xv)    The Company has never received any written or, to the Company’s Knowledge, verbal, notice from the FDA or any other Governmental Authority responsible for oversight or enforcement of any products or services sold by the Company, nor have products or services sold by the Company been recalled or ordered removed from the market. Neither the Company, nor the Company’s respective direct and indirect owners, officers, managers, directors, employees or, to the Knowledge of Company, independent contractors made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Authority responsible for enforcement or oversight with respect to products or services sold by the Company, or failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Authority that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Governmental Authority to invoke a similar policy.

(xvi)    Schedule 2.10(xv) of the Disclosure Schedules sets forth, for the calendar years ended December 31, 2023, December 31, 2024, and through the Closing Date, a list of the top ten (10) Third Party Payors (by revenues generated from such Third Party Payors) of the Company. No Seller Party has received any indication from any Third Party Payor to the effect that, and no Seller Party has any reason to believe that, such Third Party Payor will stop, materially decrease the rate of or materially change the terms (whether relating to payment, price or otherwise) with respect to payment or coverage of any items and services provided by the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). The Seller Parties have made available to Buyer true, correct and complete copies of all material correspondence between the Company and each Third Party Payor relating to any future changes in reimbursement rates or threatened termination, investigations or audits between the Company and such Third Party Payor within the last twelve (12) months. The Seller Parties have made available to Buyer true, correct and complete copies of all material correspondence between the Company and each such Third Party Payor during the periods set forth above.

2.11.    Employees.

(a)    Section 2.11(a) of the Disclosure Schedules contains a complete list of the names of all Persons who are employees or independent contractors of the Company as of Effective Date specifying (i) with respect to each hourly employee, the title and rate of hourly pay, (ii) with respect to each salaried employee, the title, rate of salary and commission or bonus structure and (iii) with respect to each independent contractor, a description of the services performed and the compensation arrangement; and (iv) with respect to each such Person (A) the date of hire or engagement, (B) a list of all agreements affecting such Person’s employment or engagement, including a description of any additional compensation arrangements not covered in clauses (i) through (iii), (C) if an employee, (1) whether the employee is classified as exempt or non-exempt under any of the following: the Fair Labor Standards Act and any other applicable wage and hour Law and (2) whether or not such employee is absent for any reason such as lay-off, leave of absence or workers’ compensation and, if so, the date such absence began and the anticipated date of return. All such Persons are employed in Florida.

(b)    The Company has been for the last six (6) years, and is currently, in compliance in all material respects with all applicable Laws respecting labor relations, employment and employment practices, terms and conditions of employment and wages and hours. There is no complaint pending or, to the Company’s Knowledge, threatened in writing against the Company before any Governmental Authority, and, to the Company’s Knowledge, there exists no basis for any such complaint; no present or former employee of the Company has provided written notice to the Company of or, to the Company’s Knowledge, threatened to file any claim against the Company on account of or for (A) overtime pay, (B) wages or salary, (C) vacation time or pay in lieu of vacation time off or (D) any violation of any Law relating to wages or work hours, and, in each case, to the Company’s Knowledge, there exists no basis for any such claim; and no Person has given written notice to the Company of or, to the Company’s Knowledge, threatened to file any claim against the Company under or arising out of any Laws relating to employer-employee relationships, labor relations, employee entitlements, discrimination in employment or employment practices, immigration or plant closings, and, to the Company’s Knowledge, there exists no basis for any such claim.

(c)    In accordance with applicable Law, each Person performing services for the Company is, and has been during the ten (10) year period prior to the Closing Date, (i) properly classified as an employee or independent contractor, (ii) if an employee, properly classified as an exempt or non-exempt employee under the Fair Labor Standards Act or other applicable wage and hour Law, (iii) paid all wages (including any required minimum wages, overtime pay and waiting time penalties), benefits and other compensation for all services performed by such Person and (iv) if a U.S. employee, completed all proper employment verification and authorization documentation, including proper maintenance of such documentation during employment and post-termination, as required by Law. To the Company’s Knowledge, each Person performing services for the Company is authorized to work in the country in which the Person performs such services and for the entity by which they are employed.

(d)    The Company is not subject to any collective bargaining agreement, labor contract or similar agreement with any labor union, trade union, works counsel or other employee representative, and the Company is not involved or, to the Company’s Knowledge, threatened with any organizing efforts, labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of the Company. No employee, independent contractor, manager, or officer of the Company has provided written notice to the Company that such Person intends to terminate his, her or its employment or engagement with the Company.

2.12.    Benefit Plans.

(a)    Section 2.12(a) of the Disclosure Schedules lists each Benefit Plan. For purposes of this Agreement, “Benefit Plan” means each severance, bonus, deferred compensation, defined benefit, pension, equity-based, welfare, employee health, cafeteria and other salary reduction plans; profit sharing arrangements; Section 401(k) of the Code and similar defined contribution retirement plans; and each other material agreement or fringe benefit plan that the Company maintains, sponsors, contributes to or provides benefits under or through to its current or former employees, officers, managers and directors. The Company has made available to Buyer the material terms of any Benefit Plan.

(b)    Neither the Company nor any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (its “ERISA Affiliates”), sponsors, maintains, contributes to is required to contribute to or has sponsored, maintained, contributed to or been required to contribute to (i) any employee benefit plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 412 of the Code or (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA. Neither the Company nor any of its ERISA Affiliates has ever maintained, sponsored, contributed to, or had an obligation to maintain, sponsor or contribute to, or has any liability under or with respect to a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(c)    Except as set forth on Section 2.12(c) of the Disclosure Schedules, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will entitle any employee, officer, manager or director of the Company to any material payment or benefit under any Benefit Plan, including any material bonus, retention, severance, retirement or job security payment or benefit. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any excess parachute payment (within the meaning of Section 280G of the Code) under any Benefit Plan or cause the acceleration of vesting in, or the time of payment of, any material benefits under any Benefit Plan or materially increase any amount payable under any Benefit Plan. The Company has no obligation to gross-up, indemnify or otherwise reimburse any current or former employee for any Tax incurred by such employee, including under Section 4999 of the Code, or any interest or penalty related thereto.

(d)    Each Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in documentary compliance with, and the Company has complied in practice and operation with, all applicable requirements of Section 409A of the Code. The Company has no obligation to gross-up, indemnify or otherwise reimburse any current or former employee for any Tax incurred by such employee, including under Section 409A of the Code, or any interest or penalty related thereto.

2.13.    Contracts.

(a)    The Company has listed (or in the case of oral contracts, have described) in Section 2.13(a) of the Disclosure Schedules all Contracts to which it is a party or bound, including each Contract (i) involving the performance of services, delivery of goods or materials, or payments by or to the Company in excess of Ten Thousand Dollars ($10,000) in any twelve (12) month period, (ii) affecting the ownership, lease, or use of any real or personal property (including leases), (iii) containing covenants that in any way purport to restrict the right of the Company (or any other Person for the Company’s benefit) to engage in any business activity, compete with any Person, or enter into (or solicit) a business relationship with any Person, or (iv) that is otherwise material to the conduct of the Company’s business.

(b)    Section 2.13(b) of the Disclosure Schedules sets forth a list of all Contracts between the Company or any Seller Party, on the one hand, and any Third Party Payor or Federal Healthcare Program, on the other hand (collectively, the “Payor Agreements”). No Payor Agreement is currently, or, to the Company’s Knowledge is expected to be, subject to cancellation or any other material modification by the other party thereto or is subject to, or to the Company’s Knowledge is expected to be, subject to any penalty, right of set off, or other charge by the other party thereto for late performance or delivery.

(c)    (i) each of the Contracts is in full force and effect, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law) (ii) neither the Company nor any other party is in material breach (subject to all cure periods) of or material default under any such Contract, (iii) no facts or circumstances exist that with the passage of time or the giving of notice, or both, would constitute an event of material default by the Company or, to the Company’s Knowledge, any other party with respect to any such Contract, (iv) the Company has obtained all necessary consents and authorizations, if any, required under the Contracts in the event of a change in control or ownership of the Company, and (v) the Company has not given to, or received from, any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, or potential breach of any Contract or any intention to modify, cancel, terminate or not renew any Contract. A correct and complete copy of each Contract has been provided to Buyer in the online data room established for this transaction (the “Data Room”).

2.14.    Real Property. The Company does not own any real property. Section 2.14 of the Disclosure Schedules sets forth a correct and complete list of all real property leased by the Company, including the street address and the identity of the applicable lessor (“Leased Real Property”). The Company has valid leasehold estates or, as the case may be, valid leasehold interests, in all Leased Real Property, free and clear of all Liens. Except as set forth on Section 2.14 of the Disclosure Schedules, the Company has not granted any Person the right to use or occupy any portion of any parcel of Leased Real Property or received notice of any claim of any Person to the contrary. A correct and complete copy of each lease for the Leased Real Property (each, a “Lease”) has been provided to Buyer in the Data Room.

2.15.    Intellectual Property. Section 2.15 of the Disclosure Schedules sets forth a complete and correct listing of (i) all Intellectual Property owned by the Company; (ii) all Contracts under which the Company is licensed or otherwise uses or is permitted to use any Intellectual Property (other than shrink-wrap licenses of computer software with a total annual cost of less than Ten Thousand Dollars ($10,000)); and (iii) all Contracts under which the Company licenses or otherwise permits any third party to use any Intellectual Property owned by the Company (collectively, the “Company IP”). The Company IP represents all of the Intellectual Property necessary for the use in or operation of the Business. The Company (a) has good, exclusive and valid title to all of the Company IP, free and clear of all Liens and any claims of third parties, or (b) has been granted sufficient rights pursuant to a written Contract set forth in Section 2.15 of the Disclosure Schedules in and to any Intellectual Property owned by a third party, in each case that is necessary to conduct the Business as it has been conducted or is currently conducted. The Company has not and does not infringe, violate or misappropriate the Intellectual Property rights of any third party, and, to the Company’s Knowledge, no Person has or is infringing upon, violating or misappropriating any Intellectual Property owned by the Company. Nothing in this Agreement will affect or impede the rights of Buyer following the Closing with respect to the Company IP, nor will the continuing obligations under the Company IP Contracts change after Closing.

2.16.    Affiliate Transactions. Except as set forth on Section 2.16 of the Disclosure Schedules, no officer, member, manager, direct or indirect equityholder (including the Seller Parties) or Affiliate of the Company is a party to any Lease or any other Contract (other than employment agreements) or has any interest in any asset or property owned or used by the Company; in each case, other than (a) claims or rights to indemnification or exculpation for an officer, member, manager or equityholder of the Company pursuant to the organizational documents of the Company in effect as of the date of this Agreement, (b) claims or rights to wages or benefits for an officer, director, manager or employee of the Company pursuant to any Benefit Plan of the Company in effect as of the date of this Agreement and (c) claims or rights as a customer of the Company.

2.17.    Insurance. Section 2.17 of the Disclosure Schedules contains a correct and complete list and brief description (including (i) the name of the insurer and policy number, (ii) the period of coverage, (iii) the scope of insurance and amount of coverage, and (iv) a description of any retroactive premium adjustments or other loss-sharing arrangements) of each insurance policy owned by, or maintained for the benefit of, the Company (the “Insurance Policies”). The Company is not in default under any such insurance policy. All premiums due have been paid on such Insurance Policies, and the Company has not received any written notice of cancellation of any such Insurance Policy or written notice with respect to any refusal of coverage thereunder. Except as set forth on Section 2.17 of the Disclosure Schedules, (i) during the past two (2) years, the Company has not been refused any insurance by, nor has coverage been limited by, any insurance carrier with which the Company has carried insurance or any other insurance carrier to which the Company has applied for insurance, and (ii) during the past year, no claim has been made or is currently pending by the Company or any other Person under the Company’s insurance policies. The Insurance Policies are legal, binding, enforceable, and in full force and effect. The Company is not, nor to the Company’s Knowledge, is any other party to any insurance policy, is in material default under any such insurance policy. All premiums due have been paid on such Insurance Policies, and the Company has not received any written notice of cancellation of any such Insurance Policy or written notice with respect to any refusal of coverage thereunder.

2.18.    Environmental Conditions. The Company (a) is and for the last six (6) years has been in material compliance with all Environmental Laws, (b) has not received any written notice from any Governmental Authority regarding any alleged violation of any Environmental Laws, or any Liabilities arising under any Environmental Law, (c) has obtained, and is in material compliance with, all Permits required under Environmental Laws to conduct the Business as currently conducted and (d) is not subject to any pending Environmental Claims and, to the Company’s Knowledge, is not subject to any threatened Environmental Claim against the Company or any Person whose liability the Company has retained or assumed either contractually or by operation of Law. The representations and warranties set forth in this Section 2.18 are the Seller’s sole and exclusive representations and warranties regarding Environmental Laws and Permits.

7 NTD: The Naples Offices is owned by Dura Properties, LLC, which is owned [***]% by [***].  An assessment of the rent must be performed for FMV purposes.

2.19.    COVID-19 Matters.

(a)    No counterparty to any of the Company’s Contracts (i) is subject to any order related to the Coronavirus Pandemic imposing significant restrictions on such Person’s ability to perform under such Contract, or (ii) has declared or filed for bankruptcy. The Company has not (A) accelerated, terminated or materially modified any Contract as a result of COVID-19, (B) experienced any material business interruptions or Liabilities arising out of or related to COVID-19, (C) made any claims on existing Insurance Policies, including business interruption insurance, as a result of COVID‑19, (D) issued or received any force majeure notices to excuse non-performance thereunder, due to the Coronavirus Pandemic, or (E) decreased or deferred compensation payable to any director, officer, employee or independent contractor (including the terms and conditions of any compensation reductions or deferrals) or entered into any reduction in force or furloughing or termination of employees in connection with the Coronavirus Pandemic (including the date of any termination or furlough).

(b)    The Company has been at all times and is currently in compliance with all applicable Laws respecting COVID-19 protections, including by not limited to: (i) all Laws relating to provision of paid or unpaid family, sick or emergency leave; (ii) all Occupational Health and Safety Administration and state and local health and safety agency rules and regulations; and (iii) all state or local stay at home, shelter in place or other emergency executive orders or ordinances.

(c)    Reserved.

(d)    Section 2.19(d) of the Disclosure Schedules sets forth all loans received by the Company under the CARES Act, including any Paycheck Protection Program loans. The Company has provided to Buyer true, correct and complete copies of all material documents received by the Company with respect to the PPP Loan. Except as set forth on Section 2.19(d) of the Disclosure Schedules, the Company was, at all times, in compliance in all material respects with the terms of the PPP Loan, including the applicable requirements governing the Company’s application for the PPP Loan and all such related certifications were true and correct. Except as set forth on Section 2.19(d) of the Disclosure Schedules, the Company was, at all times, in compliance in all material respects with all requirements for the PPP Loan to allow the PPP Loan to be forgiven in full, and the PPP Loan was forgiven in full. Except as set forth on Section 2.19(d) of the Disclosure Schedules, the Company has used all of the proceeds of the PPP Loan only for the purposes permitted under the applicable Laws promulgated under the CARES Act or other rulemaking with respect to the PPP Loan.

(e)    Section 2.19(e) of the Disclosure Schedules sets forth all Provider Relief Funds received by the Company (the “PRF Payments”). The Company has submitted all attestation documentation, if any, required with respect to receipt and retention of the PRF Payments, and has compiled in all material respects with all applicable Laws promulgated with respect to the PRF Payments. Other than the PRF Payments that have already been received by the Company, the Company has not applied for any additional Provider Relief Funds.

(f)    Except as set forth on Section 2.19(f) of the Disclosure Schedules, other than the PPP Loan and the PRF Payments, the Company has not received any other loans, grants, or funding from any government programs or any other third Person as a result of or in connection with the Coronavirus Pandemic.

2.20.    Cybersecurity and Privacy. Neither the Seller Parties, nor, to the Company’s Knowledge, any vendor or partner of the Seller or the Company that has handled or had access to any Company Data or Business Systems, has experienced a Data Breach since January 1, 2018. Neither the Seller nor the Company has received any claim or notice from any Person that a Data Breach may have occurred or is being investigated. The Seller and the Company has collected, stored, retained, maintained, transferred, destroyed and otherwise used all Company Data, and protects the security and integrity of its Company Data, Business Systems and financial transactions, in each case, in compliance in all material respects with all Privacy and Security Requirements. The Company has not received any claim or notice from any Person alleging that the Company is not in compliance with any Privacy and Security Requirement. The Company does not collect or transmit, and has not collected or transmitted, any Personal Information outside of the United States that would subject the Company to any international Information Laws. The Company contractually imposes obligations on all of its vendors and partners that handle or have access to Company Data or Business Systems to implement and maintain commercially reasonable safeguards to protect such Company Data or Business Systems. The Company (a) has implemented and maintains commercially reasonable administrative, technical, and physical safeguards, including the adoption, implementation, and maintenance of a written information security program, incident response plan, vendor management policy, and disaster recovery and business continuity plan, in each case, designed to ensure the protection of Company Data, Business Systems and financial transactions against loss, interruption of use, destruction, damage, and unauthorized access, use, acquisition, and disclosure; (b) installs software security patches and other fixes to identified material information security vulnerabilities; and (c) maintains commercially reasonable cybersecurity insurance in coverage types and amounts reasonably sufficient to withstand and remediate a Data Breach. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated hereunder, will violate any Privacy and Security Requirement, or require the consent of or notice to any Person with respect to the use or transfer of such Person’s data.

2.21.    Bank Accounts. Section 2.21 of the Disclosure Schedules sets forth (a) a true, correct, and complete list of the names and locations of all banks, trust companies, securities brokers, and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading, or other similar relationship, and (b) an accurate description of each such account, box, and relationship, indicating in each case the account number and the names of the respective officers, employees, agents, or other similar representatives of the Company having signatory power with respect thereto.

2.22.    Brokers and Finders. Except as set forth on Section 2.22 of the Disclosure Schedules, there are no claims for investment banking fees, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of the Company, the Seller or any of its Affiliates.

2.23.    Investment Matters. Seller is acquiring the Rollover Equity for its own account with the present intention of holding the Rollover Equity for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. The Seller is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, and has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Rollover Equity, the Seller is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Rollover Equity. Seller acknowledges that the Rollover Equity has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities Law and understand and agree that it may not sell or dispose of any of the Rollover Equity except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable federal, state or foreign securities Laws.

2.24.    No Further Representations. Except for the representations and warranties made by Seller and Owners in this Article 2 (as qualified by the Disclosure Schedules), neither the Seller Parties nor any other Person makes or has made any express or implied representations or warranty with respect to the Company or Seller or the respective business, operations, assets, liabilities or conditions (financial or otherwise) of Company or Seller, and the Seller Parties hereby disclaim any such other representations or warranty to Buyer or any other person with respect thereto.

3.    REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller, as of the Effective Date and as of the Closing Date, as follows:

3.1.    Organization. Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Buyer has full power and authority to carry on its business as now conducted and to own, lease or operate its properties and assets as now owned, leased or operated. Buyer is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership, use, licensing, or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing, or admission necessary, except where the failure to so qualify would not have a Material Adverse Effect.

3.2.    Authorization. Buyer has full power and authority to enter into this Agreement and the other Transaction Documents to which is it is a party, to perform its obligations hereunder and thereunder, and to carry out the transactions contemplated hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action. This Agreement, when executed, and assuming valid execution and delivery by the Seller Parties, will constitute a legal, valid and binding obligation of Buyer enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

3.3.    No Violation. The execution and delivery of this Agreement and the other Transaction Documents by Buyer does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision of the organizational documents of Buyer, (b) will not, violate or result in any right of termination or acceleration under any provision of any material contract of Buyer, or (c) violate any material Law, Permit, order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

3.4.    Consents. No consent, approval, authorization, order, designation or declaration of any court or regulatory authority or governmental body is required to be obtained by Buyer for the consummation of the actions described in this Agreement or the other Transaction Documents.

3.5.    Brokers and Finders. There are no claims for investment banking fees, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Buyer or its Affiliates.

3.6.    Solvency. After giving effect to the transactions contemplated by this Agreement and by executing, delivering or performing its obligations under this Agreement or other document to which it is a party or by taking any action with respect thereto, Buyer does not believe that it will be insolvent, as that term is used and defined in 11 United States Code Section 101(32).

3.7.    Sufficiency of Funds. As of the Closing Date, Buyer has available to it cash and other sources of immediately available funds sufficient to pay the considerations owed in connection herewith and all other cash amounts payable pursuant to this Agreement.

4.    INDEMNIFICATION

4.1.    Survival. Except as otherwise stated herein, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months following the Closing Date; provided that,

(a)    there shall be no limitations on the period during which a claim may be made for Losses incurred or sustained by any of the Indemnitees as a result of fraud, willful misconduct, intentional misrepresentation, losses arising from third-party claims asserted by Governmental Authorities or third party-payors, and/or breaches or inaccuracies of the representations and warranties in Sections 2.1 (Organization), 2.2 (Ownership), 2.3 (Authorization; No Violation); 2.5 (Title and Condition of Assets), 2.16 (Affiliate Transactions), 2.22 (Brokers and Finders), 3.1 (Organization), 3.2 (Authorization) and 3.5 (Brokers and Finders) (collectively, (the “Fundamental Reps”);

(b)    the representations and warranties in Sections 2.9 (Compliance with Laws) and 2.10 (Healthcare Regulatory Compliance) shall survive in each case the Closing and remain in effect until the date that is six (6) years following the Closing Date.

(c)    the representations and warranties in Section 2.7 (Taxes) shall survive the Closing and remain in full force and effect until the expiration of the applicable statutes of limitations plus sixty (60) days;

(d)    For purposes of clarity, all of the covenants or other agreements of the Parties hereto set forth in this Agreement shall survive the Closing Date in accordance with their respective terms or, if no such term is specified, indefinitely.

Notwithstanding anything to the contrary in this Section 4.1, (i) if a Claim Notice given in accordance with Section 4.4 on or prior to the last day of the applicable survival period of a representation, warranty, covenant or other agreement asserts a breach of or inaccuracy in such representation or warranty or a breach of such covenant or other agreement, such representation, warranty, covenant or other agreement shall survive and remain in effect with respect to the claim asserted in such Claim Notice until such claim has been finally resolved, with all statutory or common law statutes of limitations or other time-based defenses applicable to such claim being tolled until such final resolution, and (ii) nothing in this Section 4.1 will impair or otherwise limit any Party’s right to bring or maintain any Action based upon fraud, willful misconduct, intentional misrepresentation, losses arising from third-party claims asserted by Governmental Authorities or Third Party Payors, and/or breaches or inaccuracies of a Fundamental Rep.

(e)    Indemnification by Seller Indemnitors. The Seller (individually, the “Seller Indemnitor”) hereby agree to defend, indemnify and hold harmless Buyer, the Company following the Closing, and their respective Affiliates, officers, managers and agents and their respective successors and permitted assigns (the “Buyer Indemnitees”) from and against and shall pay to and reimburse the Buyer Indemnitees for losses, Liabilities, costs and expenses (including, without limitation, interest, penalties, and the reasonable fees, disbursements and expenses of attorneys, accountants and other advisors) (collectively, “Losses”), directly or indirectly relating to, resulting from, arising out of or incidental to:

(i)    any inaccuracy in any representation or breach of any warranty set forth in Section 2 hereof or in any certificate delivered pursuant hereto;

(ii)    any breach or non-fulfillment of any covenant, agreement or other obligation by or of the Seller Parties contained herein or in any certificate delivered pursuant hereto;

(iii)    all Indebtedness, Indebtedness-Like Items, and all Transaction Expenses (in each case, to the extent not taken into account in calculating the Purchase Price);

(iv)    any Liabilities with respect to a PPP Loan(s) that may exist and any other loan from, or Liability of Company to the SBA or any other Person under a Coronavirus Relief Program;

(v)     (i) Taxes (or the non-payment thereof) imposed on, with respect to, or payable by (A) Seller regardless of the taxable period to which such Taxes relate and regardless of whether the possibility of the assertion or assessment of any such Tax liability shall have been disclosed to Buyer at or prior to the Closing; (B) the Company for any Pre-Closing Tax Period and Pre-Closing Straddle Period (determined, in the case of any Straddle Period, in accordance with Section 6.5(d)), including any Taxes resulting from the reduction or disallowance of any “employee retention credits” claimed pursuant to Section 2301 of the CARES Act and subsequent related guidance in any Pre-Closing Tax Period or Pre-Closing Straddle Period; (C) any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502‑6 or any analogous or similar Law; and (D) any Person (other than the Company) imposed on or payable by the Company or any Buyer Party as a transferee or successor, by Contract or pursuant to any Law or other obligation which Taxes relate to an event or transaction occurring on or before the Closing Date; (ii) Transfer Taxes payable by Seller pursuant to Section 6.5(b); (iii) Taxes payable by any Buyer Indemnitees in taxable periods (or portions thereof) occurring after the Closing Date arising from the forgiveness of all or any portion of any PPP Loan, including as a result of any disallowed Tax deductions in such periods attributable to expenses of any Buyer Indemnitees that would have been deductible but for the forgiveness of such loan pursuant to applicable Law; (iv) Taxes arising from any adjustments pursuant to Section 481(a) of the Code resulting from a change in method of accounting in any Pre-Closing Tax Period or Pre-Closing Straddle Period; and (v) reasonable out-of-pocket costs or expenses incurred in defending any audit, investigation, inquiry, or other proceeding (whether administrative or judicial) initiated by a Governmental Authority with respect to any Tax or Tax Return of the Company relating to any Pre-Closing Tax Period or Pre-Closing Straddle Period or any other Tax that if paid would be referenced in clauses (i)‑(iv) (whether or not such proceeding results in any indemnification obligation for Taxes pursuant to this Agreement);

(vi)    any claims by or Liabilities with respect to any employee of Company relating to such employee’s employment or termination of employment on or prior to the Closing Date by the Company, including any and all group insurance claims, worker’s compensation claims or Liabilities arising out of or relating to any accidents, illness or other events which occurred on or prior to the Closing Date; and

(vii)    any of the matters set forth in Annex E.

4.2.    Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless the Seller, his heirs, successors and assigns (other than, in each case, the Company), members, managers, officers, and agents and their respective successors and permitted assigns (the “Seller Indemnitees”) and shall pay and reimburse the Seller Indemnitees for, from and against any Losses directly or indirectly relating to, resulting from, arising out of or incidental to:

(a)    any inaccuracy in any representation or breach of any warranty set forth in Section 3 hereof or in any certificate delivered pursuant hereto; or

(b)    any breach or non-fulfillment of any covenant, agreement or other obligation by or of Buyer contained herein or in any certificate delivered pursuant hereto.

4.3.     Claims. If any Buyer Indemnitee or Seller Indemnitee (each a “Indemnifying Party”), as the case may be, claim to be entitled to any indemnification provided for under Section 4 (the “Indemnified Party”), the Indemnified Party must notify the Indemnifying Party in writing of such claim promptly after receipt by the Indemnified Party of knowledge of such claim (“Claim Notice”), and the Indemnified Party shall deliver to the Indemnifying Party, within thirty (30) days after receipt by the Indemnified Party, copies, of all notices relating to the Claim Notice. Such Claim Notice shall contain, with respect to each claim, such facts and information as are then reasonably available, the estimated amount of Losses, if reasonably practicable, and the basis for indemnification hereunder; provided, however, that the failure to give a Claim Notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise materially prejudiced by such failure (and then only to the extent of such prejudice). If the Indemnified Party and the Indemnifying Party agree in writing to the validity of a claim set forth in a Claim Notice and the amount of Losses associated therewith, or if the Indemnifying Party does not notify the Indemnified Party of its objection to the validity of a claim set forth in a Claim Notice or the amount of Losses associated therewith as set forth in such Claim Notice within thirty (30) days after the Indemnified Party’s delivery of such Claim Notice, then the validity of such claim and the amount of such Losses will be deemed final and undisputed, and, no later than five (5) Business Days thereafter, subject to Section 4.9, Section 4.11 and the other provisions of this Section 4, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds in accordance with a certificate executed by the Indemnified Party and delivered to the Indemnifying Party, certifying the wire instructions for the account to which such payment should be made, the amount of such Losses. If the Indemnifying Party notifies the Indemnified Party of its objection to the validity of a claim set forth in a Claim Notice or the amount of Losses associated therewith as set forth in such Claim Notice within thirty (30) days after the Indemnified Party’s delivery of such Claim Notice and the Indemnified Party and the Indemnifying Party are not able to agree in writing to the validity of such claim or the amount of such Losses, either party may bring an Action to resolve such dispute in accordance with Section 8.9. A “Final Determination” of a claim will be deemed to have been made if, in each case, under the terms and limitations of this Section 4 (i) the Indemnified Party(ies) and the Indemnifying Party(ies) agree in writing as to the amount of such claim to which the Indemnified Party(ies) is entitled, or (ii) a final Order of a court of competent jurisdiction (the time for appeal having expired and no appeal having been taken) is issued or entered into specifying the amount of such claim to which the Indemnified Party(ies) is entitled.

4.4.     Indemnification of Third-Party Claims.

(a)    If a claim is made by any Person other than the Buyer Parties or Seller Parties, or their respective successors, assigns, or Affiliates (a “Third-Party Claim”), the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party, provided such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party elect to assume the defense of such a Third-Party Claim, the indemnifying party shall be deemed to have acknowledged the indemnification obligation (if such Third-Party Claim were valid) and the indemnifying party will not be liable to the indemnified party for any legal expenses incurred by the indemnified party in connection with the defense thereof subsequent to the indemnifying party’s assumption of the defense. If the indemnifying party elects to assume the defense of such a Third-Party Claim, the indemnified party will cooperate in good faith with the indemnifying party in connection with such defense.

(b)    If the indemnifying party assumes the defense of a Third-Party Claim, then in no event will the indemnified party admit any liability with respect to, or settle, compromise, or discharge, any Third-Party Claim without the indemnifying party’s prior written consent (not to be unreasonably withheld).

(c)    In the event the indemnifying party shall assume the defense of any Third-Party Claim, the indemnified party shall be entitled to participate in, but not control, the defense with its own counsel at its own expense. If the indemnifying party does not assume the defense of any such Third-Party Claim, the indemnified party may defend the claim in a manner as it may deem appropriate, provided that the indemnified party shall not be entitled to settle or otherwise dispose of any such Third-Party Claim without the indemnifying party’s prior written consent (not to be unreasonably withheld).

(d)    Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim. The applicable party shall from time to time apprise the other party of the status of any Third-Party Claim for which it has assumed the defense and shall furnish the other party with such documents and information filed or delivered in connection with such claim, liability or expense as the other party may reasonably request.

4.5.     Calculation of Losses.

(a)    Nothing in this Agreement in any way restricts or limits the general obligation under applicable Law of an indemnified party to use commercially reasonable efforts to mitigate any Loss that it may suffer or incur by reason of the breach by an indemnified party of any representation, warranty, covenant or obligation of such indemnified party under this Agreement.

(b)    The amount of any Losses for which indemnification is provided under Section 4.1(d) or Section (vii) shall be net of (i) any amounts actually recovered by the indemnified party pursuant to any indemnification by or indemnification agreement with any non-Affiliate third party and (ii) any insurance proceeds actually received by the indemnified party as an offset against such Losses, in each case with respect to the foregoing clauses (i) and (ii), less any costs, expenses, deductibles, premiums or Taxes incurred in connection therewith. The indemnified party shall use commercially reasonable efforts to pursue recovery under applicable insurance policies (which, for the avoidance of doubt, shall not require the indemnified party to commence or pursue a proceeding in connection therewith). Notwithstanding the foregoing, nothing in this Section 4.5 shall be construed or interpreted as a guarantee of any level or amount of insurance recovery with respect to any Losses hereunder or as a requirement to obtain or maintain any insurance or to make any claim for insurance as a condition to any indemnification hereunder. In the event that the application of this Section 4.5 to any Losses following the time that an indemnification payment has been made by an indemnifying party pursuant to Section 4.1(d) or Section (vii) with respect to such Losses would result in such indemnification payment being greater than the amount of Losses for which indemnification is provided under Section 4.1(d) or Section (vii), as applicable, the indemnified party shall promptly remit the excess payment to the indemnifying party.

(c)    Notwithstanding anything contained elsewhere in this Agreement, the amount of any Losses subject to indemnification under this Section 4.5 shall not include any amount that was specifically taken into account in determining the amount of the Adjustment Amount.

4.6.    Materiality Qualifications. Each of the representations and warranties that contains any “material” or similar materiality qualifications shall be read as though such qualifications were not contained therein for the purposes of determining the amount of Losses for a breach or inaccuracy to which an indemnified party may be entitled to under this Section 4.

4.7.    Investigation. Notwithstanding anything to the contrary in this Agreement, (i) no investigation by the Parties’ or their respective Affiliates or representatives shall affect the representations and warranties of either Party under this Agreement or contained in any document, certificate or other writing furnished or to be furnished to a Party in connection with the transactions contemplated hereby, and (ii) such representations and warranties shall not be affected or deemed waived by reason of the fact that a Party or its respective Affiliates or representatives knew or should have known that any of the same is or might be inaccurate in any respect.

4.8.    Tax Treatment of Indemnity Payments. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price, unless otherwise required by applicable Tax Law.

4.9.    Order and Manner of Payment. Subject to the applicable limitations and exceptions set forth in this Section 4, any amounts due by the Seller Indemnitor pursuant to Section 4.1(d) will be paid as follows: (a) first, to the extent that any portion of the Indemnity Escrow Amount remains on deposit in the escrow account, through payment from the Indemnity Escrow Amount pursuant to the terms of the Escrow Agreement and (b) second, to the extent the Indemnity Escrow Amount is insufficient to satisfy such indemnifiable Loss, from the Seller Indemnitor, in immediately available cash. If Seller Indemnitor fails to satisfy such indemnifiable Losses in cash within thirty (30) calendar days after a claim for such indemnifiable Losses (the “Unpaid Losses Amount”), then Buyer may recover such amounts due by the Seller Indemnitor, as follows in the following order: (i) a set off against any amount owed to Seller, by Buyer, Parent or Company under this Agreement, including any amounts due to Seller arising from the Fiscal Quarter Post-Closing Reconciliation, (or any employment entered into by Seller in connection with the transactions contemplated herein, including but not limited to, compensation or bonuses to be paid by Buyer, Parent or Company), or (ii) set off against any distribution by Buyer in respect of the Rollover Equity, if any, held by Seller (or other securities granted by Buyer or a Buyer Affiliate or exchanged by another Person), or (iii) set off against the Contingent Consideration Payment (or portion thereof) (if any), unless otherwise prohibited by Applicable Law, or (iv) by means of forfeiture (or, at the direction of Buyer, transfer), on the books of Buyer (which forfeiture or transfer the Seller hereby authorizes Buyer to make), of the Rollover Equity with an aggregate value (based on the Rollover Equity Value as of the date hereof), up to the Unpaid Losses Amount. The Seller Parties agree that, upon such forfeiture or transfer of Rollover Equity in accordance with this Section 4.9, the Seller shall automatically forfeit all rights, title and interest in and with respect to such Rollover Equity without any further action by the appliable Seller Parties or Buyer and Parent or Parent’s designee (as applicable) shall thereupon be deemed the owner of such Rollover Equity for all purposes. Notwithstanding the foregoing, if a claim for Losses payable by Seller has not been satisfied by Seller within ten (10) days of the date when any such indemnification payment finally became due and payable pursuant to a Final Determination, each Buyer Indemnitee shall have the right to demand from Seller satisfaction of such Losses through, at the election of such Buyer Indemnitee in such Buyer Indemnitee’s sole discretion, any of the means (or any combination thereof) set forth in this Section 4.9 The Escrow Amount, Rollover Equity and other recourse as identified in Section 4.9 shall not be the sole or exclusive relief afforded under this Agreement or otherwise to a Buyer Indemnitee for Losses.

4.10.    Exclusive Remedy. From and after the Closing Date, except as otherwise provided in this Agreement, the Parties hereto agree that except for (a) fraud, willful misconduct or intentional misrepresentation, (b) losses arising from third-party claims asserted by Governmental Authorities or third party payors and (c) the rights of the Parties hereto to seek specific performance of covenants or an injunction to prevent a violation thereof, the rights and remedies of the Parties hereto under this Section 4 shall be the sole and exclusive rights and remedies of the Parties with respect to any matters arising out of this Agreement resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

4.11.    Limitations. The following provisions shall apply to limit the Parties’ ability to recover for indemnifiable Losses pursuant to this Article 4:

(a)    No Party shall be liable for any Losses unless and until the aggregate amount of all such Losses exceeds [***] (the “Tipping Basket”), after which such Losses shall be recoverable back to the first dollar.   The Basket shall not apply to Seller Indemnitor Losses: (i), based upon, arising out of, with respect to or by reason of, any inaccuracy in or breach of any representation or warranty by in Section 2.7 (Taxes), and (ii) based upon, whether directly or indirectly, relating to, resulting from, arising out of or incidental to, Losses under Section 4.1(e)(v) (Taxes).

(b)    The aggregate amount of all Losses for which the Seller Parties and/or Buyer shall be liable pursuant to this Section 4 shall not exceed [***] (“Indemnity Cap”).

(c)    Notwithstanding the foregoing, the limitations set forth in Sections 1.1(a) and 4.11(b) shall not apply to Losses: (i) based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in a Fundamental Representation, or (ii) resulting from fraud or willful misrepresentation with respect to any breach of any representation or warranty contained herein, or (iii) based upon, arising out of, with respect to or by reason of, Losses arising from Third-Party Claims asserted by Governmental Authorities or third party-payors.

4.12.    Escrow Matters. No later than the fifth (5th) business day following the eighteen (18) month anniversary of the Closing Date, Buyer and Seller shall execute a joint written instruction directing the Escrow Agent to release to Seller (by wire transfer of immediately available funds) the balance of the Indemnity Escrow Amount then remaining (together with all interest and other income earned the thereon), if any, less an amount equal to the aggregate dollar amount of claims for Losses in respect of claims made by the Buyer Indemnitees through such eighteen (18) month anniversary, pursuant to, and in accordance with ,the terms and conditions of this Section 4 that are then outstanding, unresolved and for which no Final Determination has been obtained pursuant to Section 4.3 (collectively, “Pending Claims”).

5.    RESTRICTIVE COVENANTS

5.1.    Non-Competition; Non-Solicitation; Non-Disparagement.

(a)    As a material inducement to Buyer to enter into this Agreement, in consideration of the compensation payable hereunder, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, as well as in recognition of the fact that the value of the Company, including the goodwill, would be diminished substantially if the Seller, his heirs, personal representatives, successors and assigns (each a “Restricted Party” and collectively, the “Restricted Parties”) were to engage in any business or activities in competition with the Business, the Company or Buyer, each Restricted Party covenants and agrees that, except as required in the performance of the duties set forth in this Agreement, any Transaction Document or another written agreement with Buyer, each Restricted Party will not, directly or indirectly:

(i)    during [***] period immediately following the Closing (the “Non-Compete Restricted Period”), own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or serve as a partner, member, employee, principal, agent, consultant or otherwise contract with, or have any financial interest in, or aid or assist any other Person that operates a clinic, corporation, partnership, management services organization, proprietorship, independent practice association, firm, entity or association that engages in or derives any economic benefit from, or is preparing to engage in or derive any economic benefit from providing the same as, similar to, or competitive with, the Business and all other clinical and non-clinical services and activities that Company is providing or engaging in as of the Closing Date (a “Competitor”), leasing any assets to, managing, operating, extending credit to, or otherwise participating in a Competitor, anywhere within a [***] (*)-mile radius, around any existing location of Company or any Affiliate of Buyer or an Affiliated Practice (as defined in the Operating Agreement), or any existing location of Buyer or any Affiliate thereof for which Buyer and/or Durand provides or provided services (collectively, the “Restricted Area”). Durand hereby acknowledges that the Buyer and its Affiliates’ businesses has been conducted or is presently proposed to be conducted throughout the Restricted Area and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Buyer and its Affiliates’ businesses.;

(ii)    during the [***] period immediately following the Closing (the “Non-Solicit Restricted Period” and together with the Non-Compete Restricted Period, the “Restricted Periods”), cause, solicit, induce or encourage any actual, prospective or former client, customer, supplier, independent contractor, licensor or licensee of the Company or Buyer, or any other Person who then has, or at any time during the then preceding five (5) years had, a business relationship with the Company, the Buyer or the Business, to terminate or modify any such Person’s relationship with the Company, the Buyer or the Business in a manner that is adverse to the Company, the Buyer or the Business.

(iii)    during the Non-Solicit Restricted Period, engage, hire, solicit or encourage any current or former employee or independent contractor of the Company or Buyer to curtail or terminate such Person’s affiliation or employment, or take any action that results, or might reasonably be expected to have the same result;

(b)    Notwithstanding anything to the contrary in this Section 5.1, the Restricted Parties may (i) own up to a one percent (1%) interest in a Competitor or Person that owns and/or operates a Competitor that is publicly traded on a national stock market or exchange; (ii) own an interest in or provide services, either directly or indirectly through an Affiliate, to Buyer or the Company; or (iii) provide services for charitable organizations, serve on the board of charitable organizations and otherwise perform charitable work such as pro bono care and medical missions, in each case as set forth on Schedule 5.1(b).

(c)    Except as required by Law, each Party hereby agrees that such Party will not, directly or indirectly, disparage or portray in a negative light, any other Party to this Agreement or any of their current or former directors, owners, members, managers, officers, employees, independent contractors, or Affiliates, with respect to such Person’s business reputation as it relates to the business activities conducted by such Party, whether in public or private.

5.2.    Blue Pencil. If any court of competent jurisdiction shall at any time deem any particular restrictive covenant contained in Section 5.1 too lengthy or the territory too extensive, the other provisions of Section 5.1 shall nevertheless stand, the Restricted Periods herein shall be deemed to be the longest periods permissible by law under the circumstances and the Restricted Area described in Section 5.1 shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall be empowered to reduce the Restricted Periods and/or Restricted Area to permissible duration or size.

5.3.    Remedies. Each Restricted Party acknowledges and agrees that the covenants set forth in Section 5.1 are reasonable and necessary for the protection of the Company post-Closing and Buyer’s interests, that irreparable injury will result from such Restricted Party’s breach of any of the terms of said restrictive covenants, and that in the event of actual or threatened breach of any such restrictive covenants, Buyer will have no adequate remedy at law. Each Restricted Party accordingly agrees that in the event of any actual or threatened breach of any of the covenants set forth in Section 5.1, Buyer shall be entitled to specific performance or immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. The Parties hereto also agree that the existence of any claim or cause of action by any Restricted Party against Buyer or any of its respective Affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictive covenants set forth in Section 5.1, but shall be litigated separately.

6.    COVENANTS

6.1.    Further Assurances; Governmental Consents.

(a)    Following the Closing, each Party will execute and deliver such further certificates, agreements and other documents and take such other actions as the other Party may reasonably request or as may be necessary or appropriate to consummate or implement the transactions contemplated by the Transaction Documents; provided, however, that no Party shall be required to execute an amendment to any Transaction Document or to waive any of its rights thereunder.

(b)    Following the Closing, the Parties hereto shall proceed to prepare and file with the appropriate Governmental Authorities any requests for approval or waiver, if any, that are required from Governmental Authorities in connection with the transactions contemplated hereby, and the Parties hereto shall diligently and expeditiously prosecute and cooperate fully in the prosecution of such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

(c)    From, and after the Closing, Seller understands and acknowledges that neither he, nor any of his successors, assigns, heirs, administrators and legal representatives, shall, directly or indirectly, use any corporate names or trademarks based on the term “Dura Medical” or any similar terms to identify such Person , without the prior written consent of Buyer, except such prior written consent shall not be necessary in connection with Seller’s clinical and administrative services performed pursuant to Seller’s employment as of the Closing on behalf of the Company; it being the intent of the Parties that from and after the Closing, Buyer will have the sole right as against the Seller and all other Persons to conduct business under such name as it relates to the operation of the Clinics as of the Closing and thereafter.

6.2.    Release. Effective as of the Closing, each Restricted Party (personally and as an officer, member, manager, director and/or employee of the Company or any of its Affiliates), on such Restricted Party’s own behalf and on behalf of Restricted Party’s Affiliates, successors, assigns, heirs, administrators and legal representatives (each, a “Closing Releasor”), hereby completely and irrevocably releases, waives and discharges, and shall be forever precluded from asserting, any and all claims, obligations, suits, damages, demands, debts, rights, causes of action and Liabilities, of any kind or nature, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, whether or not hidden or concealed, then existing in law, equity or otherwise, that such Releasor has, had or may have against the Company and its agents and representatives that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Closing Date, other than (a) any rights to which such Seller is entitled under any Transaction Document; (b) any claim for indemnification from Buyer under Section 4; or (c) other than in connection with any claim for indemnification by any Buyer Indemnitee under Section 4 (but subject to the terms and conditions of Section 4.4(b)), any rights that such Restricted Party may have to any insurance, indemnification or reimbursement from the Company under the Company’s organizational documents or insurance policies. In making this waiver, each Releasor acknowledges that such Releasor may hereafter discover facts in addition to or different from those which such Releasor now believes to be true with respect to the subject matter released herein, but agrees that such Releasor has taken that possibility into account in reaching this Agreement and as to which such Releasor expressly assumes the risk.

6.3.    Confidentiality. Each Restricted Party shall, and shall cause its respective Affiliates and representatives to, treat as confidential and not disclose or use for the benefit of any Person or business (other than for the Business, the Company or the business of Buyer) any and all Confidential Information about the Business, the Company or Buyer, except to the extent that such information is (a) generally available or known to the public other than as a result of the impermissible disclosure by the Seller or its respective representatives, (b) independently developed by the receiving party following the Closing without use of or reference to any Confidential Information, (c) obtained following the Closing from a third party not under any obligation not to disclose such information or (d) reasonably necessary in order for the Seller or its respective Affiliates to litigate any claim against Buyer pursuant to any Transaction Document; provided, however, that such Restricted Party may disclose Confidential Information to its respective representatives in connection with the transactions contemplated by the Transaction Documents so long as such representatives are directed by the Seller to hold such Confidential Information in confidence, and such Restricted Party shall be responsible for any breach of the confidentiality provisions of this Section 6.3 by such representatives. If, after the Closing, such Restricted Party or any of its respective representatives are, on the advice of counsel, legally required to disclose any Confidential Information, such Restricted Party shall, to the extent permitted by applicable Law, (x) promptly notify Buyer to permit Buyer to seek a protective order, or take other appropriate action and (y) cooperate as reasonably requested by Buyer in Buyer’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information. If, after the Closing and in the absence of a protective order, any Restricted Party or any of its respective representatives are, on the advice of counsel, compelled as a matter of law to disclose Confidential Information to a third party, such Restricted Party and its respective representatives may disclose to the third party compelling disclosure only the part of such Confidential Information which counsel advises is legally required to be disclosed; provided, however, that, prior to any such disclosure, such Restricted Party and its respective representatives will, to the extent permitted by applicable Law, advise and consult with Buyer and its counsel as to such disclosure and the nature and wording of such disclosure.

6.4.    Publicity. As of the Effective Date, Buyer shall be permitted to issue a public announcement or statement with respect to this Agreement or the transactions contemplated hereby; provided, however, Buyer shall provide Durand with an advance written copy of such announcement or statement for his comment, which Buyer shall consider but not be obligated to incorporate. Furthermore, Buyer shall be allowed to disclose the terms of this Agreement and the transactions contemplated hereby (a) to authorized representatives and employees of Buyer or its Affiliates, (b) to its and its Affiliates’ current or prospective investors, lenders, or partners in connection with fundraising activities or fund performance reporting, (c) to any of Buyer’s Affiliates, accountants, attorneys, financing sources, or other agents, or any other Person to whom Buyer or its Affiliates discloses such information in the ordinary course of business, and (d) following the Closing to any bona fide prospective purchaser of the equity or assets of Buyer or its Affiliates; provided that in the case of disclosures made pursuant to the immediately foregoing clauses (a) through (d), the recipient is informed of the confidential nature of such information. Buyer shall also be allowed to issue general press releases in the ordinary course of business.

6.5.    Tax Matters.

(a)    Intended Tax Treatment; Purchase Price Allocation. The Parties agree, for U.S. federal (and applicable state and local) Income Tax purposes, the transactions contemplated by this Agreement are intended to be treated as follows: (i) Buyer’s purchase of the Purchased Interests in exchange for the Cash Consideration (including any Liabilities assumed and any other items treated as taxable consideration for Tax purposes) (the “Allocable Consideration”) is intended to be treated as a taxable purchase by Buyer and sale by Seller of an undivided interest in a portion of the assets of the Company (attributable to the Purchased Interests), provided that, for purposes of this Agreement, any accounts receivable of the Company to be acquired by Buyer is intended to be treated as attributable to the Purchased Interests and acquired by purchase pursuant to this clause (i), (ii) Seller’s contribution of the Contributed Interests to Buyer in exchange for the Rollover Equity shall be treated as a contribution by Seller of an undivided interest in a portion of the assets of the Company (attributable to the Contributed Interests) with a total value equal to the Rollover Equity Value in a Tax-deferred transaction qualifying under Section 721(a) of the Code (the “Intended Tax Treatment”). The Parties agree to allocate the Allocable Consideration among the assets of the Company (attributable to the Purchased Interests) in accordance with the methodology set forth on Annex F, which is consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation Methodology”). Within one hundred twenty (120) days after the final determination of the Purchase Price, as adjusted pursuant to Section 1.2, Buyer shall provide to Seller a draft allocation schedule in accordance with the preceding sentence (the “Allocation Schedule”), which shall be consistent with the Allocation Methodology. The Seller shall review the Allocation Schedule prepared by Buyer and shall provide any comments to Buyer within twenty (20) days of receipt thereof. The Parties shall work in good faith to resolve any disagreements regarding the Allocation Schedule. In the event the Parties are unable to resolve any dispute with respect to such comments within ten (10) days after Buyer’s receipt of Seller’s timely comments, the Parties shall refer the matter to the Independent Expert to resolve the matter in accordance with Section 1.2(d), mutatis mutandis, and the Independent Expert’s determination shall be binding upon the Parties. The Parties agree to file all federal, state, and local Tax Returns in accordance with the Allocation Schedule (as finally determined) and the Intended Tax Treatment. No Party shall take or permit others to take on its behalf any position, whether in connection with a Tax audit, a Tax Return or otherwise, that is inconsistent with the Allocation Schedule (as finally determined) or the Intended Tax Treatment unless required to do so pursuant to a final “determination” within the meaning of Section 1313(a) or other applicable Law.

(b)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, and other such Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be paid by the Seller Parties when due. Buyer and Seller, agree to cooperate with the other Party in the filing of any Tax Returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.

(c)    Tax Returns.

(i)    The Seller, at its cost and expense, shall prepare or cause to be prepared and timely file or cause to be timely filed all Income Tax Returns required to be filed by the Company for all Pre-Closing Tax Periods regardless of when they are to be filed. Such Tax Returns shall be prepared in a manner consistent with the past practices of the Company except as required by applicable Law. The Seller shall deliver or cause to be delivered a true, correct, and complete copy of each such Income Tax Return to Buyer at least thirty (30) days prior to the date on which such Income Tax Return is required to be filed (taking into consideration applicable extensions) for Buyer’s review, comment, and approval.

(ii)    Buyer, at the Seller’s expense, shall prepare, or cause to be prepared by Seller and reviewed by Buyer, and timely file, or cause to be timely filed by Seller, all Non-Income Tax Returns required to be filed for the Company for all Pre-Closing Tax Periods regardless of when they are to be filed, as elected and instructed by Buyer in its sole and absolute discretion. Buyer, at Company’s expense, shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns required to be filed for the Company for a Straddle Period.

(d)    Tax Pro-ration. To the extent permitted or required by Law or administrative practice, the taxable year of the Company shall be treated as closing on (and including) the Closing Date. In the case of any taxable period that includes but does not end on the Closing Date (each, a “Straddle Period”), (A) the amount of any sales or use Tax, value-added Tax, employment Tax, withholding Tax, and any Tax based on or measured by income, profits, or receipts, in each case, imposed upon or payable by or with respect to the Company for any Pre-Closing Straddle Period shall be determined based on an interim closing of the books of the Company as of the end of the Closing Date, and (B) the amount of any Taxes other than a sales or use Tax, value-added Tax, employment Tax, withholding Tax, or Tax based on or measured by income, profits, or receipts imposed upon or payable by or with respect to the Company for any Pre-Closing Straddle Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the total number of days in such Straddle Period. Seller shall be responsible for such Taxes for the Pre-Closing Straddle Period and Buyer shall be responsible for such Taxes for the period beginning after the Closing Date.

(e)    Tax Contest Provisions. Each of Buyer, on one hand, and the Seller, on the other hand, shall promptly notify the other in writing upon receipt (including receipt by Affiliates of Buyer or any Seller Party) of any written notice of any pending or threatened federal, state, local, or foreign proceeding that might reasonably be expected to affect the Tax liabilities of any Seller Party, or any Buyer Party (a “Tax Proceeding”) with respect to any Pre-Closing Tax Period or any Straddle Period. With respect to a Tax Proceeding that pertains to an Income Tax Return for a Pre-Closing Tax Period, the Seller shall control such Tax Proceeding and shall employ counsel of its choice at the expense of the Seller; provided, however, (i) Buyer and its representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such Tax Proceeding at the expense of the Seller, and (ii) Seller shall not settle or otherwise resolve such Tax Proceeding without the consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed). With respect to a Tax Proceeding that pertains to a Pre-Closing Tax Period (other than with respect to an Income Tax Return) or Straddle Period, Buyer shall have the sole right to control any such Tax Proceeding, and to employ counsel of its choice; provided, however, the Seller and its representatives shall be permitted, at the Seller’s expense, to be present at, and participate in, any such Tax Proceeding. Notwithstanding any provision of this Agreement to the contrary, to the extent that a provision of this Section 6.5(e) directly conflicts with any provision of Section 4, this Section 6.5(e) shall govern.

(f)    Tax Cooperation. The Parties hereto shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 6.5(b) and Section 6.5(c) and any Tax Proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Seller agrees to retain all material books and records with respect to Tax matters pertinent to the Company relating to Pre‑Closing Tax Periods and Pre-Closing Straddle Periods until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) applicable thereto and to abide by all record retention agreements entered into with any taxing authority. Further, the Seller agrees to give Buyer reasonable written notice prior to transferring, destroying, or discarding any such books and records and, upon the reasonable request of Buyer, shall allow Buyer (at the sole cost and expense of Buyer) to make copies of such books and records.

(g)    Tax Sharing Agreements. All Tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

6.6.    Insurance Matters. Prior to or on the Closing Date, the Seller, as a Closing Indebtedness, shall cause the Company, at the Company’s expense, to obtain “tail” insurance (the “Tail Policies”) for each of its professional liability insurance coverages (the “Subject Policies”) to insure the Company against Liabilities relating to all periods prior to the Closing. Such Tail Policies shall (a) have coverage levels equal to the Subject Policies insuring the Company immediately prior to the Closing, (b) be for the longest tail period offered by the Company’s insurers, and (c) name Buyer as an additional insured.

7.    TERMINATION

7.1.    Termination by Agreement. This Agreement may be terminated at any time by the mutual written agreement of Seller and Buyer.

7.2.    Termination Upon Notice. This Agreement may be terminated, without liability to any Party, by written notice to such other Parties, in accordance with the following:

(a)    By Buyer, at any time prior to the Closing as a result of (A) any fraud or material misrepresentation by Seller; (B) the discovery of a Material Adverse Effect as to Seller, the Company or the Company’s assets and equity interests that in Buyer’s reasonable discretion cannot be adequately cured or corrected; (C) Buyer not being satisfied with its Due Diligence review during the Interim Period; or (D) a material breach of this Agreement by Seller which is not or cannot be remedied by Seller to the reasonable satisfaction of Buyer within sixty (60) days of receipt by Seller from Buyer of notice thereof describing such breach in reasonable detail;

(b)    By Buyer, in the event of the filing by Seller of a voluntary petition in bankruptcy or for reorganization under any bankruptcy Law, or a petition for the appointment of a receiver for all or any substantial portion of the property of any such Party, or any voluntary or involuntary steps to dissolve or suspend the corporate powers of any such Party unless such steps to dissolve or suspend are promptly removed;

(c)    By Buyer upon the issuance of a final non-appealable decision denying AHCA Approval;

(d)    By Buyer if the Closing Conditions set forth at Section 1.6(a), and the covenants at Section 1.7 have not been satisfied to Buyer’s satisfaction, and/or if material third party consents, approvals, notices and filings required from third parties relating to this Agreement or the Transaction Documents or any of the other transactions contemplated hereby have not been obtained;

(e)    By Seller Parties, at any time prior to the Closing as a result of (A) any fraud or material misrepresentation by Buyer; (B)  a material breach of this Agreement by Buyer which is not or cannot be remedied by Buyer to the reasonable satisfaction of Seller Parties within sixty (60) days of receipt by Buyer from Seller Parties of notice thereof describing such breach in reasonable detail, (C) Buyer unilaterally, without prior written agreement of Seller, reduces the purchase price of [***], which consists of the Cash Consideration and Rollover Equity Value, or (D) Seller, in his reasonable discretion, does not approve the terms of the Operating Agreement; or

(f)    By Seller Parties, in the event of the filing by Buyer of a voluntary petition in bankruptcy or for reorganization under any bankruptcy Law, or a petition for the appointment of a receiver for all or any substantial portion of the property of any such Party, or any voluntary or involuntary steps to dissolve or suspend the corporate powers of any such Party unless such steps to dissolve or suspend are promptly removed.

7.3.    Effects of Termination. In the event of the termination of this Agreement pursuant to Section 7 hereof, written notice thereof shall forthwith be given by the terminating Party to the non-terminating Party, and this Agreement shall terminate and the contemplated transactions shall be abandoned without further action by any Party. If this Agreement is terminated pursuant to Section 7 hereof:

(a)    each Party shall redeliver all documents, work papers and other materials of the other Parties relating to the contemplated transactions, whether obtained before or after the execution hereof, to the Party furnishing the same or, upon prior written notice to such Party, shall destroy all such documents, work papers and other materials and deliver notice to the Party seeking destruction of such documents that such destruction has been completed, and all confidential information received by any Party with respect to the other Parties shall be treated in accordance with the terms of the Non-Disclosure and Confidentiality Agreement entered into among the Parties and Section 6.3 hereof; and

(b)    there shall be no Liability hereunder on the part of the Parties or any of their respective directors, officers, employees, Affiliates, agents or Representatives, except that the Seller shall have liability to the Buyer if the basis of termination is a willful, material breach by Seller, of one or more of the provisions of this Agreement, and except that the obligations provided for in this Section 7.3, Section 6.3 and Section 8 hereof and in the Confidentiality Agreement shall survive any such termination.

8.    MISCELLANEOUS

8.1.    Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred by the Seller Parties, including, without limitation, legal fees and expenses, in connection with this Agreement and the transactions contemplated hereby will be borne by the Seller Parties and all fees and expenses incurred by Buyer, including, without limitation, legal fees and expenses in connection with this Agreement and the transactions contemplated hereby will be borne by Buyer.

8.2.    Parties in Interest; No Third-Party Beneficiaries. All the terms and provisions of this Agreement shall be binding upon, shall inure solely to the benefit of and shall be enforceable by the respective heirs, successors, assigns and legal or personal representatives of the Parties hereto. Except as otherwise specifically contemplated herein, including the Buyer Indemnitees and Seller Indemnitees pursuant to Section 4, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

8.3.    Waiver. At any time, the Parties hereto may, pursuant to an instrument in writing executed and delivered by Buyer and Seller (a) extend the time for, or waive in whole or in part, the performance of any obligation under this Agreement, (b) waive any inaccuracy in any representation or warranty contained in this Agreement or (c) waive any compliance with any covenant or agreement contained in this Agreement. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of a preceding or subsequent breach of the same or any other covenant or agreement.

8.4.    Assignment. No Party hereto is permitted to assign its rights, or delegate its obligations, under this Agreement without the prior written consent of Buyer and Seller, and any attempted assignment without such consent shall be void, except that Buyer may (i) assign any or all of its rights, and delegate any or all of its obligations, under this Agreement to any purchaser of all or substantially all of the assets of Buyer, (ii) assign any or all of its rights under this Agreement to any lender to Buyer or any of its Affiliates as security for indebtedness to such lender and (iii) assign any or all of its rights, and delegate any or all of its obligations, under this Agreement to one or more of its Affiliates, provided that Buyer shall remain liable for the full and timely performance of all of Buyer’s obligations hereunder following any assignment.

8.5.    Entire Agreement; Amendment; Severability. This Agreement, including the Annexes, Exhibits and Schedules (which form an integral part hereof and are incorporated herein by reference), and the Transaction Documents contain the entire understanding of the Parties hereto with respect to the subject matter contained herein and therein. This Agreement and the Transaction Documents supersede all prior agreements and understandings, whether written or oral, between the Parties hereto with respect to the subject matter contained herein and therein. This Agreement may not be amended, or any term or condition waived, except pursuant to an instrument in writing executed and delivered by Buyer and Seller. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

8.6.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered (postage prepaid, return receipt requested, by nationally recognized overnight courier service or by electronic transmission) to the addresses set forth on the signature page hereto (with copy to, in respect of Buyer and Parent, to Epstein, Becker and Green, P.C., One Gateway Center, Newark, NJ 07102, Attention: Lisa Gora, and in respect of Seller, [●] or to such other address as any Party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

8.7.    Section and Other Headings; Construction. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the context requires. The language used in the Agreement shall be construed, in all cases, according to its fair meaning, and not for or against any Party. The Parties hereto acknowledge that each Party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting party will not be available in the interpretation of this Agreement.

8.8.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by PDF, facsimile or other electronic imaging means shall be effective as an original.

8.9.     Applicable Law; Submission to Jurisdiction; Waiver of Jury Trial; Specific Performance.

(a)    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to its conflict of laws rules.

(b)    SUBJECT TO THE PROVISIONS OF SECTION 1.2(d) AND SECTION 6.5(c) (WHICH SHALL GOVERN ANY DISPUTE THEREUNDER BUT THE PROCEDURAL COVENANTS CONTAINED THEREIN OR RESOLUTION THEREOF MAY BE ENFORCED PURSUANT TO THIS SECTION 8.9(b)), ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, OR, IN THE EVENT THAT THE CHANCERY COURT DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.

(c)    EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(d)    The Parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties hereto acknowledge and agree that (i) the Parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, the Parties hereto would not have entered into this Agreement. The Parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties hereto otherwise have an adequate remedy at law. The Parties hereto acknowledge and agree that any Party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.9 shall not be required to provide any bond or other security in connection with any such order or injunction.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Membership Interest Purchase and Contribution Agreement as of the date first above written.

BUYER:

HTX MANAGEMENT COMPANY, LLC

By:
Name:	Jonathan Javitt
Title:	Co-CEO
Address:

PARENT:

HOPE THERAPEUTICS, INC.

By:
Name:	Jonathan Javitt
Title:	Co-CEO
Address:

DURAND:

Stephen Durand, CRNA, APRN
Address:

COMPANY:

DURA MEDICAL, LLC

By: Stephen Durand, CRNA, APRN
Its: Sole Member
Address:

ANNEX A

Definitions

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Principles” has the meaning as set forth in the Section 1.2(b).

“Adjustment Amount” has the meaning as set forth in the Section 1.2(e).

“Adjustment Escrow Amount” means [***].

“Affiliate” means any entity that is directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning more than fifty percent (50%) or more of the voting securities of another Person shall be deemed to control that Person.

“Agreement” has the meaning set forth in the recitals.

“AHCA” has the meaning set forth in the preamble.

“AHCA Application” has the meaning as set forth in Section 1.6(a).

“AHCA Approval” has the meaning as set forth in Section 1.6(a).

“Allocable Consideration” has the meaning set forth in the Section 6.5(a).

“Allocation Methodology” has the meaning set forth in the Section 6.5(a).

“Allocation Schedule” has the meaning set forth in the Section 6.5(a).

“Base Balance Sheet” has the meaning set forth in the Section 2.4(a).

“Balance Sheet Date” has the meaning set forth in the Section 2.4(b).

“Benefit Plan” has the meaning set forth in the Section 2.12(a).

“Business” has the meaning set forth in the recitals.

“Buyer Indemnitees” has the meaning set forth in the Section 4.1.

“Buyer Party” has the meaning set forth in the preamble.

“Buyer Parties” has the meaning set forth in the preamble.

“Business Systems” means all information technology and computer systems and networks (including computer software, websites, servers, systems, interfaces, networks, platforms, peripherals, devices, information technology and telecommunication hardware and other equipment) that relate to the transmission, storage, maintenance, organization, presentation, protection, generation, processing or analysis of data and information, including Company Data (whether or not in electronic format), and that are owned, leased or otherwise used by or for the benefit of the Company.

“Cash” means, as of the time of determination, all cash, cash equivalents, securities, liquid instruments and cash security deposits, plus any deposits in transit but not yet credited, excluding (a) any cash held in escrow, trust, deposited with a third party or otherwise restricted in use or access, including any cash held on behalf of any employee of the Company, and (b) the face amount of any checks written and not yet cleared or pending electronic transfers not yet credited, determined in accordance with the Accounting Principles; provided, however that “Cash” will be reduced to the extent that any cash of the Company is used or transferred on the Closing Date (i) to pay any dividends, distributions or other amounts to Durand, (ii) to pay any Indebtedness, Indebtedness-Like Items or Liabilities that would have constituted Indebtedness or Indebtedness-Like items had such Liabilities not been paid prior to the Closing, (iii) to pay any Transaction Expenses or (iv) otherwise to pay for items outside of the Ordinary Course of Business.

“Cash Consideration” has the meaning set forth in the Section 1.1(a).

“Contingent Consideration Payment Amount” has the meaning set forth in Section 1.3(a).

“Claim Notice” has the meaning set forth in the Section 4.3.

“Clinic” has the meaning set forth in the preamble.

“Closing” has the meaning set forth in the Section 1.5.

“Closing Balance Sheet” has the meaning set forth in the Section 1.2(a).

“Closing Cash” means the aggregate amount of all Cash of the Company as of the Closing Date.

“Closing Date” has the meaning set forth in the Section 1.5.

“Closing Date Payment” has the meaning set forth in the Section 1.1(c)(i).

“Closing Indebtedness” means the Indebtedness and Indebtedness-Like Items as of the Closing.

“Closing Releasor” has the meaning as set forth in Section 6.2.

“Closing Statement” has the meaning set forth in the Section 1.2(c).

“CMS” means the Centers for Medicare and Medicaid Services.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the preamble.

“Company Data” means, individually or collectively, (a) Confidential Information of the Company, (b) Personal Information or (c) User Data.

“Company IP” has the meaning set forth in the Section 2.15.

“Company’s Knowledge” means the knowledge of Durand. For purposes of this Agreement, any individual shall be deemed to have knowledge of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter after reasonable investigation.

“Company Privacy Policy” means each external or internal, past or present privacy policy of the Company, including any policy relating to: (i) the privacy of users of any Company Website; (ii) the collection, storage, disclosure, or transfer of any User Data or Personal Information; or (iii) the treatment of any employee information.

“Company Website” means any public or private website owned, maintained or operated at any time by or on behalf of the Company.

“Competitor” has the meaning as set forth in Section 5.1(i).

“Conditions Precedent to Closing” has the meaning set forth in the Section 1.6.

“Confidential Information” means all confidential and proprietary information, in any form or medium, that relates (A) to an individual or entity, including the business, products, financial position or condition, services or research or development of such person; or (B) to the respective suppliers and vendors, distributors, referral sources, customers, third-party payors, patients, independent contractors or other business relations of such person; provided, that Confidential Information shall not include any information: (x) in the public domain prior to the furnishing of such documents or information hereby through no fault of the furnishing party; or (y) later acquired by a Party from another source if, to the knowledge of such Party after reasonable inquiry, such source is not under an obligation to another party to keep such documents and information confidential.

“Contingent Consideration EBITDA” means the actual twelve-months EBITDA of the Company during the applicable Contingent Consideration Measurement Period.

“Contingent Consideration EBITDA Baseline” for the First Year shall mean the Contingent Consideration EBITDA of the Company for the twelve-month period immediately preceding September 30, 2024, and ending on September 30, 2024, with respect to the Second Year Contingent Consideration EBITDA Baseline and the Third Year Contingent Consideration EBITDA Baseline, these shall be based on formulas as determined by Buyer in its sole discretion, in consultation with Seller.

“Contingent Consideration Objection” has the meaning as set forth in Section 1.3(c).

“Contingent Consideration Objection Deadline” has the meaning as set forth in Section 1.3(c).

“Contingent Consideration Payment” has the meaning set forth in the Section 1.3(a)(i).

“Contingent Consideration Payment Amount” has the meaning set forth in the Section 1.3.

“Contingent Consideration Measuring Period” means, with respect to the First Contingent Consideration Payment, the twelve-month period beginning on the Closing Date and concluding on the one-year anniversary of the Closing Date; with respect to the Second Contingent Consideration Payment, the twelve-month period beginning on the one-year anniversary of the Closing Date and concluding on the two-year anniversary of the Closing Date; and with respect to the Third Contingent Consideration Payment, the twelve-month period beginning on the second-year anniversary of the Closing Date and concluding on the three -year anniversary of the Closing Date.

“Contingent Consideration Statement” has the meaning as set forth in Section 1.3(b).

“Contracts” means the current contracts and agreements in effect relating to the operation of the Company, including, without limitation, all agreements (including agreements between applicable licensed Professionals) with any Governmental Authority, Federal Healthcare Programs, Third Party Payor, referral sources, Third-Party Payors, accountable healthcare organizations, clinically integrated networks and other similar provider or payor networks, or healthcare provider or facility provided that “Contracts” shall exclude Benefit Plans.

“Contributed Interests” has the meaning set forth in the recitals.

“Coronavirus Pandemic” means as declared by the World Health Organization on March 11, 2020, the 2020 Coronavirus Pandemic caused by COVID-19.

“Coronavirus Policies” has the meaning set forth in the Section 2.4(a).

“Coronavirus Relief Programs” shall mean the Paycheck Protection Program (pursuant to the CARES Act), the CMS Accelerated and Advance Payment Program, the CARES Act Provider Relief Fund administered by the Department of Health and Human Services, or similar funds from federal, state and local Governmental Authority relief programs established in response to the Coronavirus Pandemic.

“COVID-19 Control Measure” means any pandemic, travel ban or restriction, quarantine, sequester, “shelter in place”, “stay at home”, social distancing, work restriction, business suspension, shut down or closure, resource allocation or similar Law, Order, policy, advice or recommendation by any Governmental Authority relating to COVID-19/the Coronavirus Pandemic.

“COVID-19” means severe acute respiratory syndrome coronavirus (SARS-CoV-2) also known as the novel coronavirus, and the disease caused thereby, COVID-19.

“Current Assets” means the aggregate amount, as of 12:01 a.m. Eastern Time on the Closing Date, of the current assets of the Company (other than any cash and cash equivalents and assets relating to Taxes), determined in accordance with the [Accounting Principles].

“Current Liabilities” means the aggregate amount, as of 12:01 a.m. Easter Time on the Closing Date, of the current Liabilities of the Company (other than any Indebtedness, Indebtedness-Like Items and Transaction Expenses), determined in accordance with the [Accounting Principles].

“Data Breach” means (a) any loss of, damage to, or unauthorized access to, acquisition of, use of or disclosure of, any Company Data, (b) any damage to, or unauthorized access to or use of, any Business Systems, (c) any other security incident involving Company Data or Business Systems, or (d) a business email compromise incident or similar incident involving a transfer of funds to an unauthorized party.

“Data Protection Policies” means all policies and procedures regarding data security, privacy, data transfer or the use of Company Data, including all Company Privacy Policies.

“Disclosure Schedules” has the meaning as set forth in Section 1.7(a).

“Durand” has the meaning set forth in the preamble.

“Data Room” has the meaning set forth in Section 2.13(b).

“Effective Date” has the meaning set forth in the preamble.

“Environmental Claim” means any claim, action, cause of action or written notice alleging potential liability arising out of or resulting from circumstances forming the basis of any violation of any Environmental Law.

“Environmental Law” means applicable federal, state or local Laws relating to pollution or protection of the environment, public health or worker safety or health or the release or threatened release of Hazardous Materials or otherwise relating to the presence, use, storage, generation, handling, production, transportation, treatment, disposal, distribution, labeling, testing, processing, discharge, control or clean-up of any Hazardous Materials.

“Equity Interests” has the meaning as set forth in Section 2.2(a).

“ERISA” has the meaning set forth in the Section 2.12(b).

“ERISA Affiliates” has the meaning set forth in the Section 2.12(b).

“Escrow Agent” means [●]8.

“Escrow Agreement” means the Escrow Agreement in a form reasonably satisfactory to Buyer, Seller and the Escrow Agent.

“Escrow Amount” has the meaning as defined in Section 1.1(c)(i).

“Estimated Closing Cash” has the meaning set forth in the Section 1.2(a).

“Estimated Closing Indebtedness” has the meaning set forth in the Section 1.2(a).

“Estimated Net Working Capital Adjustment” has the meaning set forth in the Section 1.2(a).

“Estimated Transaction Expenses” has the meaning set forth in the Section 1.2(a).

“FDA” means the United States Food and Drug Administration.

“Federal Healthcare Program” has the meaning set forth in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any Governmental Authority.

“First Year Final Contingency Consideration EBITDA” means the actual EBITDA (as determined by Buyer) of the Company during the twelve-month period beginning on the Closing Date and concluding on the one-year anniversary of the Closing Date, unless Seller’s employment with the Buyer is terminated with Good Reason by Seller or without Cause by the Buyer (as such terms are defined in Seller’s Director Employment Agreement with Buyer), in which case this calculation shall begin on the Closing Date and concludes on the Seller’s effective date of resignation or termination, as applicable, and is subject to the calculation adjustment set forth at Section 1.3(a)(ii)(1)(d) - (e).

“First Year Contingent Consideration EBITDA Baseline” means the EBITDA of the Company for the twelve-month period immediately preceding September 30, 2024, and ending on September 30, 2024.

8 NTD:  To be determined by Buyer

“First Year Contingency Consideration EBITDA Target” means First Year Contingent Consideration EBITDA Baseline, plus [***].

“First Year Maximum Contingency Consideration Payment” means payment of an amount equal to a value of [***], payable per the terms of Section 1.3(e).

“First Year Contingency Consideration Payment” means consideration equal to a value of up to [***], based on a combination of cash and the issuance of Class A Units in the Buyer, subject to Section 1.3(e), which payment, if any, is subject to a minimum of zero and a maximum of [***].

“Final Contingent Consideration EBITDA” means, the Final Contingency Consideration EBITDA as applicable to each respective Contingent Consideration Measuring Period, i.e., the First Year Final Contingency Consideration EBITDA, the Second Year Final Contingency Consideration EBITDA, and the Third Year Final Contingency Consideration EBITDA.

“Financial Statements” has the meaning set forth in the Section 2.4(a).

“Flow of Funds Spreadsheet” means the Flow of Funds Spreadsheet attached hereto as Annex F.

“Fort Myers Office” has the meaning set forth in the recitals.

“GAAP” means generally accepted accounting principles in the United States of America, as amended from time to time, applied consistently.

“Governmental Authority” means any United States or foreign federal, state, provincial, regional, local, or municipal legislative, executive, or judicial department, commission, board bureau, agency, office, tribunal, court, or other instrumentality, governmental or quasi-governmental.

“Hazardous Materials” means all pollutants, petroleum or any fraction thereof, contaminants or toxic or hazardous substances, wastes or materials (including toxic mold or asbestos).

“Health Information Privacy Laws” means HIPAA, 42 C.F.R Part 2, the Genetic Information Nondiscrimination Act of 2008 (“GINA”), and any others Laws relating to (a) access, collection, use, storage, sharing, distribution, transfer, disclosure, destruction, disposal or other processing of Protected Health Information (as defined by HIPAA), health information, medical information, substance use disorder patient identifying information, health insurance information, or other types of information similar to the foregoing or (b) privacy, confidentiality, availability, integrity, security, data protection or security breach notification requirements with respect to such information and applicable to and legally binding upon the Company.

“Healthcare Laws” means any and all Laws of any Governmental Authority pertaining to healthcare regulatory matters applicable to the Company or Healthcare Professional or to payment for any items or services rendered, provided, or furnished by either the Company or Healthcare Professional and/or through the Business, including but not limited to the following: (a) 42 U.S.C. § 1320a-7b and the regulations promulgated thereunder (the “Anti-Kickback Law”); (b) 42 U.S.C. § 1395nn and the regulations promulgated thereunder (the “Stark Law”); (c) state anti-kickback and physician self-referral laws, (d) HIPAA; (e) the Civil and Criminal False Claims Acts, 31 U.S.C. §§ 3729–3733 et seq. (collectively, the “False Claims Act”), the Federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters law (18 U.S.C. § 1035), or any regulations promulgated pursuant to such statutes, or similar state or local statutes or regulations; (f) Laws pertaining to any Federal Healthcare Program; (g) 21 U.S.C. § 301 et. seq. (the “Federal Food, Drug, and Cosmetic Act”) and any other Law regulating controlled substances, pharmaceuticals or drugs; (h) quality, safety certification, and applicable accreditation requirements; (i) the billing, coding, or submission of claims or collection of accounts receivable or refund of overpayments; (j) Information Laws; (k) any other Law or regulation of any Governmental Authority regulating kickbacks, claims processing, medical record documentation requirements, advertising, marketing, promotional activities, the hiring of employees, or acquisition of services or products from those who have been excluded from Federal Healthcare Programs, licensure, accreditation, or any other aspect of the provision of healthcare products and services; (l) any and all legally binding statutes, rules, regulations, position statements, guidance, coverage determinations, and declaratory statements issued by any Governmental Authority; (m) the Civil Money Penalty Provisions, 42 U.S.C. § 1320a-7a; (n) the Health Care Fraud Statute, 18 U.S.C. § 1347; (o) the Permits and any applicable requirements and Laws related to maintaining such Permits; (p) fee-splitting and the corporate practice of medicine restrictions; and (q) each of (a) through (p) as amended from time to time.

“Healthcare Professional” means any physician, physician assistant, nurse practitioner, nurse, advanced practice registered nurse, certified registered nurse anesthetist, technician, licensed clinical social work, licensed marriage and family therapist, licensed professional counselor and other individual who holds or is required to hold a Permit from any board or other Governmental Authority relating to the provision of professional services employed or engaged by the Company.

“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, the privacy standards adopted by the United States Department of Health and Human Services as they may be amended from time to time, 45 C.F.R. parts 160 and 164, subparts A and E, the security standards adopted by the United States Department of Health and Human Services, as they may be amended from time to time, 45 C.F.R. parts 160, 162, and 164, subpart C and D, as amended by the Health Information Technology for Economic and Clinical Health Act, Division A, Title XIII of Pub. L. 111-5, as codified at 42 U.S.C. Sections 1320d through d-9, and its implementing regulations, and any other applicable Laws of any Governmental Authority regulating, governing or relating to the privacy and/or security of patient protected health information or personally identifiable information, including the Gramm-Leach-Bliley Act, state health information privacy and security Laws, state Data Breach notification Laws, and state consumer protection Laws.

“HIPAA Policies and Procedures” has the meaning set forth in Section 2.10(d).

“Income Tax” means any federal, state, local or foreign Tax measured or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any Tax Return relating to Income Taxes, including any schedule or attachment thereto.

“Indebtedness” means all obligations or other Liabilities of the Company, without duplication: (a) for borrowed money (whether or not evidenced by bonds, debentures, notes or other similar instruments or debt securities), (b) in respect of letters of credit, bankers’ acceptances or other similar instruments or reimbursement obligations with respect thereto, (c) to pay the deferred purchase price of any asset, property or right, other than trade accounts payable to third parties in connection with the Company that remain unpaid and are not delinquent as of the Closing Date and that arose in the Ordinary Course of Business consistent with past practice, but including earn-outs, payments under non-compete agreements and seller notes, (d) under leases that are characterized as capital leases in accordance with GAAP, (e) under an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement (including any termination or breakage fees), (f) created or arising under any conditional sale or other title retention agreement, (g) secured by Liens on the property of the Company, (h) guaranteed, directly or indirectly, by the Company, (i) under any mortgage, deed of trust, indenture, security agreement or other agreement securing any of the foregoing obligations, (j) the amount of any past due (as determined per the terms of the applicable invoices) balances with respect to any accounts payable of the Company, (k) any refunds or other amounts owed by the Company to any patients, Federal Healthcare Program or Third Party Payors of the Company for periods prior to the Closing or related to deposits received by the Company prior to the Closing for services to be performed following the Closing, (l) obligations for any payments received in connection with the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), including any amounts that have not been repaid or forgiven under the SBA Paycheck Protection Loans, any amounts that have not been repaid from participation in the CMS Accelerated and Advance Payment Program, and any amounts required to be repaid or returned under the PRF Payments, (m) obligations for any deferred compensation or rental payment, (n) for any unpaid Income Taxes for any Pre-Closing Tax Period or Pre-Closing Straddle Period (not otherwise taken into account directly by Seller on a Tax Return of Seller), and (o) all principal, interest, premiums, penalties, breakage fees, costs and expenses, whether accrued or otherwise, with respect to obligations or other Liabilities of the types described in clauses (a) through (n) above.

“Indebtedness-Like Items” means, without duplication, (a) the aggregate amount, as of immediately prior to the Closing, of all credits, refunds and overpayments owed by the Company to patients or Payors, (b) any payroll or other employment Taxes deferred by the Company under any Coronavirus Relief Programs, (c) amounts attributable to construction projects for the Company that are in process for any of the Company office locations as of the Closing, and (d) any cost of Tail Policies obtained for a Healthcare Professional prior to, or as of, the Closing.

“Indemnity Escrow Amount” means [***].

“Independent Expert” means [***]

“Information Laws” means all applicable Laws concerning the collection, use, disclosure, transfer, storage, protection, maintenance, transmission, encryption, access to or privacy or security of, Personal Information, including, where applicable, HIPAA, the Gramm-Leach-Bliley Act, state data/systems breach notification Laws, state Social Security number protection Laws, the Federal Trade Commission Act, state health information privacy and security Laws, state consumer protection Laws, and Laws relating to marketing to, communicating with or collecting payments from natural persons.

“Intellectual Property” means all domestic and foreign intellectual property and proprietary rights, including all (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, domain names, social media identifiers, handles, tags, trade dress, design rights, logos, trade names, corporate names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill of the business symbolized thereby or associated therewith, (iii) copyrights, and copyrightable works and works of authorship, including copyrights in computer software, promotional materials and any websites, and registrations and applications for registration thereof, (iv) Confidential Information and (v) the right to sue and collect damages for past infringements or dilution with respect to any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in the Section 6.5(a).

“Interim Period” has the meaning as set forth in Section 1.7.

“Judgment” means any judgment, order, writ, injunction, ruling, decision, award, or decree of a Governmental Authority.

“Key Employee” means all employee and independent contractors of the Company employed or engaged by the Company as of the Effective Date and employed or engaged prior to the Closing, as selected and determined in Buyer’s sole and absolute discretion.

“Laws” has the meaning set forth in the Section 2.9.

“Lease” has the meaning set forth in Section 2.14.

“Leased Real Property” has the meaning set forth in Section 2.14.

“Liabilities” means any debt, claim, obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated and whether due or to become due), including those arising under any Law or Contract and including any liability for Taxes.

“Lien” means any security interest, pledge, bailment, mortgage, hypothecation, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge, restriction, right of first refusal, encumbrance or other similar arrangement or interest in real or personal property, whether now or hereafter owned, operated or leased.

“Losses” means all Liabilities, losses, costs, damages, Taxes, claim, demand, action, causes of action, deficiency, fine, penalties or expense, whether or not arising out of Third Party Claims (including interest, penalties, reasonable attorneys’ fees and expenses and reasonable amounts paid in investigation, litigation, defense or settlement of any of the foregoing); provided, however, that, in each case except in connection with fraud or damages associated with a Third Party laims or as required to be paid to a third party, “Losses” shall not include any punitive, consequential, or special damages.

“Material Adverse Effect” means, with respect to the Company, its assets, and equity interests, any effect, event, occurrence, development, or change (each, an “Effect”) that, when considered individually or in the aggregate with all other such Effects, has had or would reasonably be expected to have a material adverse effect on (A) the business, assets, liabilities, properties, operations or results of operations, or condition (financial or otherwise) of Company, individually or in the aggregate, or (B) the ability of Company to consummate timely the transactions contemplated under this Agreement; provided, however, a Material Adverse Effect shall not include any Effect (in each case, that does not affect the Company disproportionately to the rest of the industry in which the Company operates) caused by (a) terrorism or war (whether or not declared), (b) general market, political or economic conditions, (c) conditions generally affecting the industries in which the Company operates, (d) financial, banking or securities markets in general, including any disruption thereof, (e) any change in Laws or GAAP or interpretations thereof that apply to the Company’s business, including the adoption of any new Law, or (f) any epidemics, pandemics, disease outbreaks, or other public health emergencies, including the COVID-19 Pandemic. Notwithstanding the foregoing, the effect of any event, occurrence, fact, condition or change referred to in clauses (d) or (e) above shall be taken into account in determining whether a Material Adverse Effect exists or could reasonably be expected to exist to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Company compared to other participants in the industries in which Company conducts business.

9 During due diligence, to determine whether new employment agreements/contractor agreements, or appropriate amendments of such agreements, will be entered into in connection with the Closing. Each clinical professional provider of the Company is to be identified as a Key Employee, unless otherwise determined during due diligence

“Maximum Contingent Consideration Payment Amount” means [***].

“Membership Units” has the meaning set forth in the recitals.

“Naples Office” has the meaning set forth in the recitals.

“Net Working Capital” means an amount (which may be negative, positive, or zero) without duplication, equal to the Current Assets of the Company, less the Current Liabilities of the Company, in each case, in accordance with GAAP.

“Net Working Capital Adjustment” means an amount (which may be negative, positive, or zero) equal to (i) in the event Non-Cash Net Working Capital exceeds Target Non-Cash Net Working Capital, the amount of such excess; (ii) in the event Target Non-Cash Net Working Capital exceeds Non-Cash Net Working Capital, the amount of such excess (expressed as a negative number); and (iii) $0.00, in the event neither of the foregoing clauses (i) or (ii) is applicable.

“Net Revenue” means total collections of the Company, less refunds and credits, all as calculated in accordance with GAAP.

“Non-Cash Net Working Capital” is equal to Current Assets of the Company, less the Current Liabilities of the Company, less the Cash.

“Non-Compete Restricted Parties” has the meaning as set forth in Section 5.1(i).

“Non-Income Tax Return” means any Tax Return relating solely to Taxes other than Income Taxes and, for the avoidance of doubt, shall not mean or include any Income Tax Return.

“Non-Solicit Restricted Period” has the meaning as set forth in Section 5.1(ii).

“Notice of Objection” has the meaning as set forth in Section 1.2(c).

“Objection Period” has the meaning as set forth in Section 1.2(c).

“OIG” means the Office of Inspector General of the U.S. Department of Health and Human Services.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency); provided, that in no event will any act or omission of any Relevant Entity in response to COVID-19 or COVID-19 Control Measures be considered ordinary course of business consistent with past custom and practice.

“Operating Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of Buyer, dated as of [●], as may be amended.

“Parent” has the meaning set forth in the preamble.

“Party” has the meaning set forth in the preamble.

“Parties” has the meaning set forth in the preamble.

“Payor Agreements” has the meaning set forth in Section 2.13(b).

“Permit” means all licenses, permits, franchises, approvals, authorizations, accreditations, certificates, consents, identification numbers, exemptions, variances, or orders of, or filings with, any Governmental Authority that are necessary for the operation of Seller or the Business or for a Healthcare Professional to hold in order to render services on behalf of the Company.

“Permitted Liens” has the meaning set forth in Section 2.5.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority.

“Personal Information” means (a) “personally identifiable information,” “personal information” or “protected health information,” as such terms, or similar terms in purpose or effect, may be defined under any Laws relating to data use, transfer, privacy or security, or (b) any other information that, whether on its own or together with any other information, relates to or could be used to identify, contact or locate any individual, or any computer or other device used by such individual, and that is protected under any Laws relating to data use, transfer, privacy or security.

“PPP Loan” means that certain Paycheck Protection Program loan as disclosed on the Disclosure Schedules.

“PRF Payments” has the meaning set forth in the Section 2.19(e).

“Pre-Closing Certificate” has the meaning set forth in the Section 1.2(a).

“Pre-Closing Straddle Period” means the portion of a Straddle Period that ends on and including the Closing Date.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date.

“Premises” has the meaning set forth in the recitals.

“Privacy and Security Requirements” means (a) all applicable Information Laws, (b) all Contracts to which the Company is a party or otherwise bound relating to the use, transfer, privacy or security of Company Data, Business Systems or financial transactions, (c) all applicable industry security standards (including, to the extent applicable, the Payment Card Industry Data Security Standard, as amended from time to time) relating to the security or integrity of Company Data, Business Systems or financial transactions, and (d) the Data Protection Policies.

“Provider Relief Funds” means any payments requested, applied for, or received, or proceeds of such payments used, prior to the Closing Date that are intended to compensate the Company or Healthcare Professionals for costs incurred or revenue lost as a result of the COVID-19 response, including without limitation where such payments are derived from programs established or funded, directly or indirectly, by or through the CARES Act, including but not limited to payments requested, applied for, or received, or proceeds of such payments used, through the Public Health and Social Services Emergency Fund (“PHSSEF”) and through state and local programs funded through federal appropriations under the Coronavirus Relief Fund defined under the CARES Act Title V Section 601, the CMS Accelerated and Advance Payment Program, the Coronavirus Preparedness and Response Supplemental Appropriations Act (P.L. 116-123), the Families First Coronavirus Response Act (P.L. 116-127), the Paycheck Protection Program and Health Care Enhancement Act (P.L. 116-139), and any other federal legislation making appropriations for the COVID-19 response and related activities and any other payments requested, applied for, or received, or proceeds of such payments used, through programs funded directly or indirectly by other federal agencies, including, but not limited to, FEMA, or state and local agencies, including but not limited to the state Medicaid program, or through subsequent Congressional appropriations.

“Purchased Interests” has the meaning set forth in the recitals.

“Purchase Price” has the meaning set forth in the Section 1.1(a).

“Seller Indemnitor” has the meaning set forth in the Section 4.1.

“Releasors” has the meaning as set forth in Section 1.8.

“Released Parties” has the meaning as set forth in Section 1.8.

“Released Claims” has the meaning as set forth in Section 1.8.

“Resolution Period” has the meaning set forth in Section 1.2(d)(j).

“Restricted Area” has the meaning as set forth in Section 5.1(i).

“Restricted Party” has the meaning as set forth in Section 5.1.

“Restricted Parties” has the meaning as set forth in Section 5.1.

“Restricted Periods” has the meaning as set forth in Section 5.1(ii).

“Rollover Equity” has the meaning set forth in the recitals.

“Rollover Equity Value” has the meaning set forth in Section 1.1(a).

“Second Year Final Contingency Consideration EBITDA” means the actual EBITDA (as determined by Buyer) of the Company during the twelve-month period beginning on the one-year anniversary of the Closing Date and concluding on the two-year anniversary of the Closing Date, unless Seller’s employment with the Buyer is terminated with Good Reason by Seller or without Cause by the Buyer (as such terms are defined in Seller’s Director Employment Agreement with Buyer), in which case this calculation shall begin on the one – year anniversary of the Closing Date and concludes on the Seller’s effective date of resignation or termination, as applicable, and is subject to the calculation adjustment set forth at Section 1.3(a)(ii)(1)(d) - (e).

“Second Year Contingent Consideration EBITDA Baseline” means a formula and timeframe as determined by Buyer in its sole discretion, in consultation with Seller, after the Closing Date.

“Second Year Contingency Consideration EBITDA Target” means a formula as determined by Buyer in its sole discretion, in consultation with Seller, after the Closing Date.

“Second Year Maximum Contingency Consideration Payment” means payment of an amount equal to a value of [***], payable per the terms of Section 1.3(e).

10 Formula to be determined by Buyer. Business principals have discussed that the earnings multiple/target for the 2nd year will be considered by HTX and discussed with Stephen Durand after the completion of the process of the First Year Contingent Consideration Payment.

“Second Year Contingency Consideration Payment” means consideration equal to a value of up to [***], based on a combination of cash and the issuance of Class A Units in the Buyer, subject to Section 1.3(e), which payment is capped at [***].

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Party” has the meaning set forth in the preamble.

“Seller Parties” has the meaning set forth in the preamble.

“Straddle Period” has the meaning set forth in the Section 6.5(d).

“Subject Policies” has the meaning set forth in the Section 6.6.

“Tail Policies” has the meaning set forth in the Section 6.6.

“Target Non-Cash Net Working Capital” means [***].

“Tax” or “Taxes” means (a) any and all federal, state, county, local, municipal, foreign, and other taxes, fees, assessments, duties, or charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture, and other taxes, and including obligations under applicable escheat or unclaimed property Laws, together with any interest, penalty, or additional amounts imposed with respect of the foregoing, whether disputed or not, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of, or a successor of, an affiliated, combined, consolidated, or unitary group for any taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of being a transferee of or successor to any Person (whether by merger, conversion, or otherwise), or as a result of any legal or contractual obligation (express or implied) to pay such amounts to or on behalf of another Person or to indemnify any Person with respect to such amounts.

“Tax Proceeding” has the meaning set forth in the Section 6.5(e).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed with or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Payors” means any State or local healthcare payors, including those administered by the Florida Department of Health, county, local or municipal government, school, or school district, any health maintenance organization, preferred provider organization, other prepaid plan, or healthcare service plan, including Medicare, Medicaid, TRICARE, workers compensation and any other federal or state health care programs, as well as Blue Cross and/or Blue Shield, managed care plans, any other private insurance program or administered self-funded employer or union plans.

“Transaction Expenses” means (a) all unpaid fees, costs and expenses incurred by the Seller Parties in connection the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all fees, expenses, disbursements and other similar amounts paid to attorneys, financial advisors or accountants, (b) any closing or other transaction fees payable by the Seller Parties as a result of the transactions contemplated under this Agreement, including to any broker, finder or other professional advisors in connection with the transactions contemplated by this Agreement and (c) any payment in respect of severance, change of control payments, equity option payments, stay bonuses, retention bonuses, transaction bonuses, and other bonuses and similar Liabilities that is created, accelerated, accrues or becomes payable by the Company, including any Taxes of the Company (or any gross-up for Taxes of any Person) payable or triggered in respect of any such payment, whether pursuant to an individual agreement, a Company Plan or otherwise, and (b) any other payment, expense or fee that is created, accelerated, accrues or becomes payable by the Company to any Governmental Authority or other Person under any Law or Contract, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, in the case of each of (a) and (b), as a result of, or in connection with the execution and delivery of this Agreement or any Transaction Document or the consummation of the transaction contemplated hereby.

“Transfer Tax” has the meaning set forth in the Section 6.5(b).

“Third Year Final Contingency Consideration EBITDA” means the actual EBITDA (as determined by Buyer) of the Company during the twelve-month period beginning on the second-year anniversary of the Closing Date and concluding on the three -year anniversary of the Closing Date, unless Seller’s employment with the Buyer is terminated with Good Reason by Seller or without Cause by the Buyer (as such terms are defined in Seller’s Director Employment Agreement with Buyer), in which case this calculation shall begin on the second– year anniversary of the Closing Date and concludes on the Seller’s effective date of resignation or termination, as applicable, and is subject to the calculation adjustment set forth at Section 1.3(a)(ii)(1)(d) - (e).

“Third Year Contingent Consideration EBITDA Baseline” means a formula and timeframe as determined by Buyer in its sole discretion, in consultation with Seller, after the Closing Date.

“Third Year Contingency Consideration EBITDA Target” means a formula as determined by Buyer in its sole discretion, in consultation with Seller, after the Closing Date.

“Third Year Maximum Contingency Consideration Payment” means payment of an amount equal to a value [***], payable as set forth at Section 1.3(e).

“Third Year Contingency Consideration Payment” means consideration equal to a value of up to [***], based on a combination of cash and the issuance of Class A Units in the Buyer, subject to Section 1.3(e), which payment is capped at [***].

“Third-Party Claim” has the meaning set forth in the Section 4.4.

“Transaction Documents” has the meaning as set forth in Section 1.4.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code, as such Treasury Regulations may be amended and in effect from time to time.

“User Data” means any data or information collected by or on behalf of the Company from users of any Company Website.

“Units” means the membership units of Buyer as defined in the Operating Agreement of Buyer.

“Unpaid Losses Amount” has the meaning set forth in the Section 4.9.

11 Business principals have discussed that the earnings multiple/target for the 3rd year will be considered by HTX and discussed with Stephen Durand after the completion of the process of the Second Year Contingent Consideration Payment.

ANNEX B

Estimated Closing Indebtedness

ANNEX C

Accounting Principles

GAAP

ANNEX D

Contingent Consideration Payment Sample Calculation

ANNEX E

Indemnity Matters

ANNEX F

Allocation Methodology

The Allocable Consideration shall be allocated amongst the assets of the Company (attributable to the Purchased Interests) as set forth below.

Asset Class	Allocation of Allocable Consideration
Class I (e.g., cash, demand deposits, etc.)	[●]
Class II (e.g., marketable stock, government securities, etc.)	[●]
Class III (e.g., accounts receivables, mortgages, etc.)	[●]
Class IV (e.g., inventory, etc.)	[●]
Class V (e.g., assets other than Class I, II, III, IV, VI, or VII assets)	[●]
Class VI (e.g., Section 197 intangibles, other than goodwill and going concern value)	[●]
Class VII (goodwill and going concern value)	[●]

12 The specific assets to be included in each designated “class” will be determined in accordance with Treasury Regulations Section 1.338-6(b).

13 With respect to any allocation of Allocable Consideration to the restrictive covenants included in the Transaction Documents, each party agrees that (i) such allocation is for Tax purposes only and shall not affect the enforceability of such covenants, which the parties intend to be enforceable in accordance with the terms thereof, and (ii) such allocation shall not be an indication of the damages to which the Buyer Indemnitees would be entitled in the event of a breach of any of such restrictive covenants.

ANNEX F

Flow of Funds Spreadsheet

[To be Prepared by Buyer]